EXHIBIT 4.02

EXECUTION
COUNTERPART

CREDIT AGREEMENT

among

PUBLIC SERVICE COMPANY OF COLORADO;

BANK ONE, NA,

as Administrative Agent;

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent;

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

Closing Date: May 16, 2003

$350,000,000 Revolving Credit Facility

BANC ONE CAPITAL MARKETS, INC.

and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
Co-Lead Arrangers

CREDIT AGREEMENT

Dated as of May 16, 2003

Public Service Company of Colorado, a Colorado corporation; the Banks, as defined below; and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as administrative agent for the Banks; agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

     “Accounting Practices Change” means any change in the Borrower’s accounting practices that is permitted or required under the standards of the Financial Accounting Standards Board.

     “Acquisition Target” means any Person becoming a Subsidiary of the Borrower after the date hereof; any Person that is merged into or consolidated with the Borrower or any Subsidiary of the Borrower after the date hereof; or any Person with respect to whom all or a substantial part of that Person’s assets are acquired by the Borrower or any Subsidiary of the Borrower after the date hereof.

     “Act” means the Securities Act of 1933, as amended.

     “Additional Bank” means a financial institution that becomes a Bank pursuant to the procedures set forth in Section 9.1.

     “Advance” means an advance by the Banks to the Borrower pursuant to Article II.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 25% or more of the voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     “Agent” means Bank One acting in its capacity as administrative agent for itself and the other Banks hereunder.

     “Agreement” means this Credit Agreement, as it may be amended, modified or restated from time to time in accordance with Section 9.2.

     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

     “Assignment Agreement” has the meaning set forth in Section 9.1.

     “Authorizing Order” means any order of the Public Utilities Commission of the State of Colorado or any other regulatory body having jurisdiction over the Borrower or the Parent authorizing and/or restricting the indebtedness that may be created from time to time hereunder (whether on account of Advances, Letters of Credit or otherwise) or under the Pledged Securities.

     “Bank One” means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

     “Banks” means Bank One, acting on its own behalf and not as Agent, each of the undersigned banks and any financial institution that becomes a Bank pursuant to the procedures set forth in Section 9.1, collectively.

     “Borrower” means Public Service Company of Colorado, a Colorado corporation and a party to this Agreement.

     “Borrowing” means a borrowing under Article II consisting of Advances made to the Borrower at the same time by each of the Banks severally.

     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Rate Fundings, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

     “Capitalized Lease” means any lease that in accordance with GAAP should be capitalized on the balance sheet of the lessee thereunder.

     “Cash Collateral Account” means an interest-bearing account maintained with the Agent in which funds are deposited pursuant to Section 2.7(g) or Section 7.2(c).

     “Change of Control” means, with respect to any corporation, either (i) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-5 of the SEC, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the then-outstanding voting capital stock of such corporation; or (ii) a change in the composition of the board of directors of such corporation or any corporate parent of such corporation such that continuing directors cease to constitute more than 50% of such board of directors. As used in this definition, “continuing directors” means, as of any date, (i) those members of the board of directors of the applicable corporation who assumed office prior to such date, and (ii) those members of the board of directors of the applicable corporation who assumed office after such date and whose appointment or nomination for election by that corporation’s shareholders was approved by a vote of at least 50% of the directors of such corporation in office immediately prior to such appointment or nomination.

     “Commitment” means, with respect to each Bank, that Bank’s commitment to make Advances and participate in Letters of Credit pursuant to Article II.

     “Commitment Amount” means, with respect to each Bank, the amount set forth opposite that Bank’s name in Exhibit A or on any Assignment Agreement, unless said amount is reduced pursuant to Section 2.10, in which event it means the amount to which said amount is reduced.

     “Commitment Termination Date” means May 14, 2004, or the earlier date of termination in whole of the Commitments pursuant to Section 2.10 or 7.2.

     “Compliance Certificate” means a certificate in substantially the form of Exhibit C, or such other form as the Borrower and the Banks may from time to time agree upon in writing, executed by the chief financial officer or treasurer of the Borrower, (i) setting forth relevant facts in reasonable detail the computations as to whether or not the Borrower is in compliance with the requirements set forth in Sections 6.8 and 6.9 (ii) stating that the financial statements delivered therewith have been prepared in accordance with GAAP, subject, in the case of interim financial statements, to year-end audit adjustments, and (iii) stating whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported or remedied and, if so, stating in reasonable detail the facts with respect thereto.

     “Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.

     “EBIT” means, with respect to any period:

(i)	(A) the after-tax net income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding (B) non-operating gains and losses (including extraordinary or unusual gains and losses, gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than inventory, and other non-recurring gains and losses)

     plus

(ii)	the sum of the following to the extent deducted in arriving at the after-tax net income determined in clause (i)(A) of this definition (but without duplication for any item):

(A)	Interest Expense, and

(B)	income tax expense of the Borrower and its Subsidiaries.

     “Effective Date” means the first date on or after the date hereof on which all conditions set forth in Section 3.1 have been satisfied.

     “Eligible Lender” means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the United States; or (c) a person controlled by, controlling, or under common control with any entity identified in clause (a) or (b) above.

     “Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1252 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, all as may be from time to time amended.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended.

     “Eurodollar Base Rate” means, with respect to a Eurodollar Rate Funding for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One’s relevant Eurodollar Rate Funding and having a maturity equal to such Interest Period.

     “Eurodollar Rate” means, with respect to a Eurodollar Rate Funding for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such

Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Eurodollar Rate Margin.

     “Eurodollar Rate Funding” means any Borrowing, or any portion of the principal balance of the Advances, bearing interest at a Eurodollar Rate.

     “Eurodollar Rate Margin” means a percentage, determined as set forth in Section 2.6.

     “Event of Default” has the meaning specified in Section 7.1.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Excluded Taxes” has the meaning specified in Section 2.17.

     “Facility Fee Rate” means a percentage, determined as set forth in Section 2.6.

     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     “Fee Letters” means one or more separate agreements between the Borrower and the Agent, setting forth the terms of certain fees to be paid by the Borrower to the Agent for the Agent’s own behalf or for the benefit of the Banks, as more fully set forth therein.

     “First Collateral Trust Securities” means securities issued pursuant to the terms of the First Collateral Trust Securities Indenture.

     “First Collateral Trust Securities Indenture” means the Indenture dated as of October 1, 1993 as amended from time to time, from the Borrower to U.S. Bank Trust National Association (formerly, First Trust of New York, National Association), as successor trustee to Morgan Guaranty Trust Company of New York.

     “First Mortgage Bond Indenture” means the Indenture dated as of December 1, 1939 from the Borrower to U.S. Bank Trust National Association, as successor trustee thereunder, as amended from time to time.

     “First Mortgage Bonds” means bonds issued pursuant to the terms of the First Mortgage Bond Indenture.

     “Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Floating Rate Margin, in each case changing when and as the Alternate Base Rate changes.

     “Floating Rate Funding” means any Borrowing, or any portion of the principal balance of the Advances, bearing interest at the Floating Rate.

     “Floating Rate Margin” means a percentage, determined as set forth in Section 2.6.

     “Funded Debt” of any Person means (without duplication) (i) all indebtedness of such Person for borrowed money; (ii) the deferred and unpaid balance of the purchase price owing by such Person on account of any assets or services purchased (other than trade payables and other accrued liabilities incurred in the ordinary course of business that are not overdue by more than 180 days unless being contested in good faith) if such purchase price is (A) due more than nine months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or a similar written instrument; (iii) all Capitalized Lease obligations; (iv) all indebtedness secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person; (v) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (ii) above); (vi) indebtedness evidenced by bonds, notes or similar written instrument; (vii) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder (other than such letters of credit, bankers’ acceptances and drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (ii) above); (viii) net obligations of such Person under Swap Contracts which constitute interest rate agreements or currency agreements; (ix) guaranty obligations of such Person with respect to indebtedness for borrowed money of another Person (including Affiliates); (x) all Off-Balance Sheet Liabilities of such Person; and (xi) in the case of the Borrower, any amounts due under the Trust Preferred Securities; provided, however, that in no event shall any calculation of Funded Debt of the Borrower include (y) deferred taxes, or (z) so long as the Pledged Securities are held by the Agent pursuant to this Agreement and have not been sold or otherwise disposed of by foreclosure, any obligation of the Borrower under the Pledged Securities.

     “GAAP” means generally accepted accounting principles as in effect from time to time applied on a basis consistent with the accounting practices applied in the financial statements of the Borrower referred to in Section 4.5, except for changes concurred in by Borrower’s independent public accountants and disclosed in Borrower’s financial statements or notes thereto.

     “Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

     “Indentures” means the First Collateral Trust Securities Indenture and the First Mortgage Bond Indenture.

     “Interest Coverage Ratio” means, as of the end of any fiscal quarter of the Borrower, the ratio of (i) EBIT during the 4-quarter period ending on that quarter-end, to (ii) Interest Expense during such period.

     “Interest Expense” means, with respect to any period, the aggregate interest expense (including capitalized interest) of the Borrower and its Subsidiaries (determined on a consolidated basis) for such period, including but not limited to the interest portion of any Capitalized Lease and interest expenses associated with Trust Preferred Securities; provided, however, that the foregoing shall be adjusted to reflect only the net effect of any interest rate swap, interest hedging transaction or other similar arrangement entered into by the Borrower or any Subsidiary to reduce or eliminate variations in its interest expenses.

     “Interest Period” means, with respect to any Advance bearing interest at a Eurodollar Rate, a period of one, two, three or six months beginning on a Business Day, as elected by the Borrower.

     “Investment Company Act” means the Investment Company Act of 1940, as amended.

     “Issuing Bank” means Bank One, acting as the Bank issuing Letters of Credit.

     “L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit, plus (ii) amounts drawn under Letters of Credit for which the Banks have neither been reimbursed nor made any Advance.

     “L/C Application” has the meaning set forth in Section 2.7.

     “L/C Sublimit” means $50,000,000.

     “Letter of Credit” has the meaning set forth in Section 2.7.

     “Level Status” means Level I, Level II, Level III, Level IV or Level V, each as determined pursuant to Section 2.6.

     “Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capitalized Lease, title retention contract or similar agreement.

     “Loan Documents” means this Agreement, the Notes, the L/C Applications, the Fee Letters and the Pledged Securities.

     “Material Adverse Change” means a material adverse change in the business, condition (financial or otherwise), or operations of the Borrower and its Subsidiaries taken as a whole.

     “Material Part of the Assets” means assets with a net book value in excess of 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, as shown on the most recent balance sheet of the Borrower and its Subsidiaries available as of the date of the determination.

     “Moody’s” means Moody’s Investors Service, Inc.

     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

     “Note” has the meaning set forth in Section 2.1.

     “Obligations” means each and every debt, liability and obligation of every type and description arising under any of the Loan Documents which the Borrower may now or at any time hereafter owe to any Bank or the Agent, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, including but not limited to principal of and interest on the Notes and all fees due under this Agreement, any Fee Letter or any other Loan Documents and the obligation to fully fund the Cash Collateral Account pursuant to Section 2.7(g) or 7.2(c).

     “Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease and (iii) all Synthetic Lease Obligations of such Person.

     “Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee.

     “Organizational Documents” means, (i) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (ii) with respect to any partnership, the partnership agreement of such partnership, (iii) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (iv) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.

     “Outstandings” means, at any time, an amount equal to the sum of (i) the aggregate principal balance of the Advances then outstanding, and (ii) the L/C Amount then outstanding.

     “Outstandings Percentage” means, at any time, the ratio (expressed as a percentage) of the aggregate Outstandings to the aggregate Commitment Amounts.

     “Parent” means Xcel Energy Inc., a Minnesota corporation.

     “Participating Affiliate” means, (a) with respect to any Bank, (i) an Affiliate of such Bank or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Bank or an Affiliate of such Bank and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

     “Payment Demand” means a written notice given by the Agent to the Trustee stating that the principal of the Pledged Securities has become due and payable and specifying the amount of funds required to make such payment.

     “Percentage” means, with respect to each Bank, the ratio of (i) that Bank’s Commitment Amount, to (ii) the aggregate Commitment Amounts of all of the Banks. For purposes of this definition only, following the Commitment Termination Date, each Bank’s Commitment Amount shall be deemed to be the principal balance outstanding of that Bank’s Note.

     “Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Borrower or any Subsidiary thereof existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or to be held by such Person or its Subsidiaries, changes in the value of securities issued by such Person or its Subsidiaries in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligations to make payments on outstanding transactions to the defaulting party.

     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     “Plan” means an employee benefit plan established or maintained by the Borrower or any Subsidiary or ERISA Affiliate and covered by Title IV of ERISA.

     “Pledged Securities” means the First Collateral Trust Bonds, Series No. 13 due 2004, issued under the First Collateral Trust Securities Indenture.

     “Prime Rate” means a rate per annum equal to the prime rate of interest announced by Bank One or by its parent, BANK ONE CORPORATION (which is not necessarily the lowest rate charged to any customer), from time to time, changing when and as said prime rate changes.

     “Prior Credit Agreement” means the Second Amended and Restated Credit Agreement dated June 28, 2002 among the Borrower; Bank of America, N.A., as agent, and the other “Lenders” named therein, together with all amendments, modifications and restatements thereof.

     “PUHCA” has the meaning set forth in Section 4.16.

     “Related First Mortgage Bonds” means the First Mortgage Bonds on the basis of which the Pledged Securities are issued.

     “Reportable Event” means (i) a “reportable event”, described in Section 4043 of ERISA and the regulations issued thereunder, in respect of any Plan, (ii) a withdrawal from any Plan, as described in Section 4063 of ERISA, (iii) an action to terminate a Plan for which a notice is required to be filed under Section 4041 of ERISA, (iv) any other event or condition that could reasonably be expected to constitute grounds for termination by the Pension Benefit Guaranty

Corporation of, or the appointment by the appropriate United States District Court of a trustee to administer, any Plan, or (v) a complete or partial withdrawal from a Multiemployer Plan as described in Sections 4203 and 4205 of ERISA.

     “Required Banks” means one or more Banks (including, where relevant, Additional Banks) having an aggregate Percentage greater than 50%.

     “Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     “Restricted Subsidiary” means a Subsidiary any of whose debts, liabilities or obligations (i) have been guarantied by the Borrower, (ii) with respect to which the Borrower is in any other manner obligated for the payment of money or otherwise to provide financial support, or (iii) are secured in whole or in part by any property of the Borrower.

     “S&P” means Standard & Poors Ratings Group, a division of McGraw-Hill Corporation.

     “SEC” means the Securities and Exchange Commission.

     “Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any real or personal property and concurrently therewith lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or substantially similar property.

     “Solvent” means, with respect to any Person, that as of the date of determination (i) the fair market value of the property of such Person is (A) greater than the total liabilities (including contingent liabilities) of such Person, and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s debts as they come due, considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (iv) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

     “Subsidiary” means (i) any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries, (ii) any partnership of which more than 50% of the partnership interest therein are directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries, and (iii) any limited liability company or other form of business organization the effective control of which is held by the Borrower, the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

     “Swap Contracts” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

     “Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic or off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment). The amount of Synthetic Lease Obligations of any Person under any such lease or agreement shall be the amount which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP if such lease or agreement were accounted for as a Capitalized Lease.

     “Tangible Net Worth” means shareholders’ equity (including preferred stock), less intangible assets included in calculating such shareholders’ equity, all determined in accordance with GAAP. For purposes of the foregoing calculation, intangible assets shall include but not be limited to the value of patents, trademarks, trade names, copyrights, licenses, premiums paid on indebtedness, good will, prepaid expenses, deferred charges and treasury stock. Tangible Net Worth with respect to the Borrower shall at all times be determined with respect to the Borrower and its Subsidiaries on a consolidated basis.

     “Total Capital” means the sum of (A) stockholders’ equity (which is the sum of common stock, premium on common stock and retained earnings and which excludes the Trust Preferred Securities to the extent included in Funded Debt), and (B) Funded Debt, all determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

     “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

     “Trust Preferred Securities” means any preferred securities issued by a Trust Preferred Securities Subsidiary, where such preferred securities have the following characteristics:

(i) such Trust Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to the Borrower or a wholly-owned direct or indirect Subsidiary of the Borrower in exchange for subordinated debt issued by the Borrower or such wholly-owned direct or indirect Subsidiary, respectively;

(ii) such preferred securities contain terms providing for the deferral of interest payments corresponding to provisions providing for the deferral of interest payments on the subordinated debt; and

(iii) the Borrower or a wholly-owned direct or indirect Subsidiary of the Borrower (as the case may be) makes periodic interest payments on the subordinated debt, which interest payments are in turn used by the Trust Preferred Securities Subsidiary to make corresponding payments to the holders of such preferred securities.

     “Trust Preferred Securities Subsidiary” means any Delaware business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of the Borrower) at all times by the Borrower, (ii) that has been formed for the purpose of issuing Trust Preferred Securities and (iii) substantially all of the assets of which consist at all times solely of subordinated debt issued by the Borrower or a wholly-owned direct or indirect Subsidiary of the Borrower (as the case may be) and payments made from time to time on such subordinated debt.

     “Trustee” means U.S. Bank Trust National Association, as successor trustee under the First Collateral Trust Securities Indenture, or any successor trustee thereunder.

     “Utilization Fee Rate” means a percentage, determined as set forth in Section 2.8.

     “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

Section 1.2 Times.

All references to times of day in this Agreement shall be references to Chicago, Illinois time unless otherwise specifically provided.

Section 1.3 Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that in the event of any Accounting Practices Change, then the Borrower’s compliance with the covenants set forth in Section 6.7 and 6.8 shall be determined on the basis of generally accepted accounting principles in effect immediately before giving effect to the Accounting Practices Change, until such covenants are amended in a manner satisfactory to the Borrower and the Required Banks in accordance with Section 10.13 hereof.

ARTICLE II
AMOUNT AND TERMS OF THE LOANS AND LETTERS OF CREDIT

Section 2.1 Committed Advances.

Each Bank agrees, severally but not jointly, on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrower from time to time during the period from the date hereof to and including the Commitment Termination Date in an aggregate amount not to exceed at any time outstanding that Bank’s Commitment Amount, less that Bank’s Percentage of the sum of the then-outstanding L/C Amount. Within the limits of each Bank’s Commitment

Amount, the Borrower may borrow, prepay pursuant to Section 2.11 and reborrow under this Section 2.1. The Advances made by each Bank under this Section 2.1 shall be evidenced by and repayable with interest in accordance with a single promissory note of the Borrower (each, a “Note”) payable to the order of that Bank, substantially in the form of Exhibit B hereto, dated the date hereof. Each Advance shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in Section 2.3.

Section 2.2 Procedure for Making Advances.

Each Borrowing under Section 2.1 shall occur following written notice from the Borrower to the Agent or telephonic request from any person purporting to be authorized to request Advances on behalf of the Borrower. Each such notice or request shall specify (i) the date of the requested Borrowing, (ii) the amount thereof, and (iii) if any portion of such Borrowing will bear interest at a Eurodollar Rate, the Interest Period selected by the Borrower with respect thereto. Such notice or request must be received by the Agent not later than 10:00 a.m. on the day on which such Borrowing is to occur or, if all or any portion of the Borrowing will bear interest at a Eurodollar Rate, not later than three Business Days prior to the date on which such Borrowing is to occur. Concurrent with any such notice or request, the Borrower shall deliver to the Agent in writing (which may be by facsimile transmission) the certificate required by Section 3.3(b). Upon receiving a request for a Borrowing under Section 2.1, and in any event not later than 1:30 p.m. on the date that the requested Borrowing is to occur, or, if the requested Borrowing is to bear interest at a Eurodollar Rate, the close of business on the day that the request is received, the Agent will notify the Banks of the amount of the requested Borrowing, the amount of each Bank’s Advance with respect thereto, and, if applicable, the fact that the Borrower has elected a Eurodollar Rate and the Interest Period selected by the Borrower. Upon fulfillment of the applicable conditions set forth in Article III, each Bank shall remit its Percentage of the requested Borrowing to the Agent in immediately available funds. So long as a Bank receives notice of the requested Borrowing prior to 1:30 p.m. on the date that the requested Borrowing is to occur, or, if the requested Borrowing is to bear interest at a Eurodollar Rate, the close of business on the day that the request is received, that Bank will make its Advance with respect to that Borrowing available to the Agent by wire transfer of immediately available funds to the Agent not later than 4:00 p.m. on the date called for in such notice. Prior to the close of business on the day of the requested Borrowing, the Agent shall disburse such funds by crediting the same to the Borrower’s demand deposit account maintained with the Agent or in such other manner as the Agent and the Borrower may from time to time agree. The Agent shall have no obligation to disburse the requested Borrowing if any condition set forth in Article III has not been satisfied on the day of the requested Borrowing. Each Borrowing shall be in the amount of $1,000,000 or an integral multiple thereof; provided, however, that any portion of such Borrowing bearing interest at a Eurodollar Rate must be in the amount of $5,000,000 or an integral multiple of $1,000,000 greater than $5,000,000. The Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Agent. However, the Borrower shall be obligated to repay all Advances for which it actually received the moneys (including but not limited to all Advances the proceeds of which were deposited in any account of the Borrower) or in respect of which the Agent reasonably believed the person requesting the same to be authorized to do so, notwithstanding the fact that the person requesting the same was not in fact authorized so to do. Any request for an Advance shall be deemed to be a representation that the statements set forth in Section 3.3 are correct.

Section 2.3 Interest.

(a) Each Advance shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in this Section 2.3.

(b) Unless the Borrower elects a Eurodollar Rate pursuant to this Section, the principal balance of each Advance shall bear interest at the Floating Rate.

(c) At the election of the Borrower, which may be exercised from time to time, the Borrower may request in writing or by telephone that a Eurodollar Rate be applicable for the portion of the outstanding principal balance of the Advances (including any Advance requested or to be requested) and for the Interest Period indicated by the Borrower in its request. The portion of the outstanding balance of the Advances for which a Eurodollar Rate is requested (i) must be in the amount (as to all Advances combined) of $5,000,000 or an integral multiple of $1,000,000 greater than $5,000,000, and (ii) if such request relates to Advances already outstanding, must, on the first day of the applicable Interest Period, either (1) bear interest at the Floating Rate, or (2) bear interest at a Eurodollar Rate with respect to which the Interest Period expires on such first day. In no event may the Borrower select an Interest Period extending beyond the Commitment Termination Date. A request for a Eurodollar Rate (i) must be received by the Agent before 10:00 a.m. on the day three Business Days before the first day of the proposed Interest Period (and the Agent shall give the Banks prompt notice thereof), and (ii) may not be rescinded by the Borrower after such request has been made. Subject to the terms and conditions set forth herein, the applicable Eurodollar Rate shall (subject to fluctuations in the applicable Eurodollar Rate Margin) be the interest rate applicable for the proposed Interest Period to the portion of the outstanding principal balance of the Advances to which the Eurodollar Rate request related. At the termination of such Interest Period, the interest rate applicable to the portion of the principal balance of the Advances to which the Eurodollar Rate request was applicable shall revert to the Floating Rate unless a new Eurodollar Rate request is made by the Borrower in accordance with this Agreement. Notwithstanding anything to the contrary in this Section, (i) the Agent shall have no obligation to permit the application of a Eurodollar Rate for any Interest Period if any Bank, in its sole discretion, determines that deposits in amounts equal to the requested amount and maturing at the end of the proposed Interest Period are not readily available to such Bank from major banks in the London interbank market, and (ii) without the consent of the Required Banks, the Agent will not permit the application of a Eurodollar Rate for any Interest Period if a Default or Event of Default has occurred and is continuing when the request for the Eurodollar Rate is made. Absent manifest error, the records of the Agent shall be conclusive evidence as to the amount of the Advances bearing interest at a Eurodollar Rate, the applicable Eurodollar Rate and the date on which the Interest Period applicable to such Eurodollar Rate expires.

Section 2.4 Limitation of Outstandings.

In no event shall the aggregate Outstandings at any time exceed the aggregate amount of the Commitments.

Section 2.5 Principal and Interest Payment Dates.

(a) Interest. Interest accruing on the principal balance of the Floating Rate Advances shall be due and payable on the last day of each March, June, September and December and on the Commitment Termination Date. Interest accruing at a Eurodollar Rate shall be due and payable on the last day of the applicable Interest Period or, if an Interest Period is in excess of three months, on the date that is three months after the beginning of the Interest Period and after each such interest payment date thereafter, and on the last day of the Interest Period and on the Commitment Termination Date.

(b) Principal. The principal balance of the Advances shall be due and payable in full on the Commitment Termination Date.

Section 2.6 Level Status and Margins.

(a) The Borrower’s Level Status shall be determined on the basis of the rating accorded the Borrower’s First Collateral Trust Securities by S&P and Moody’s, in accordance with the following table:

	Level I	Level II	Level III	Level IV	Level V

S&P	A- or better	BBB+ or better, but less than A-	BBB or better, but less than BBB+	BBB- or better, but less than BBB	Less than BBB-

Moody’s	A3 or better	Baa1 or better, but less than A3	Baa2 or better, but less than Baa1	Baa3 or better, but less than Baa2	Less than Baa3

If the ratings applied by S&P and Moody’s differ such that they do not fall within a single column in the table set forth above, (i) if the applicable columns are adjacent to each other, the Level Status in effect shall be based on the rightmost of the applicable columns, (ii) if the applicable columns are separated by a single column, the Level Status in effect shall be based on the column between those two columns, and (iii) if the applicable columns are separated by two or more columns, the Level Status in effect shall be based on the column to the immediate left of the rightmost applicable column.

(b) In making the determinations under paragraph (a):

(i)	If either S&P or Moody’s changes the meaning or designation for its ratings referenced in paragraph (a), the criteria for Level Status in the table in paragraph (a) shall be adjusted in such manner as the Required Banks may reasonably determine to correspond with the applicable rating designations used by S&P or Moody’s, as the case may be, in effect on the date hereof.

(ii)	If either S&P or Moody’s, but not both of them, ceases to rate the Borrower’s First Collateral Trust Securities, the determination in paragraph (a) shall be made on the basis of the rating accorded by whichever one continues to rate such debt.

(iii)	If neither S&P nor Moody’s rates the Borrower’s First Collateral Trust Securities, the Borrower shall be deemed to be at Level Status V.

(c) The Floating Rate Margin, Eurodollar Rate Margin and Facility Fee Rate at any time shall be determined from time to time on the basis of the Borrower’s Level Status, in accordance with the following table:

	Level I	Level II	Level III	Level IV	Level V

Floating Rate Margin	0%	0%	0%	0.125%	0.650%
Eurodollar Rate Margin	0.750%	0.850%	0.950%	1.125%	1.650%
Facility Fee Rate	0.125%	0.150%	0.175%	0.250%	0.350%

(d) Upon the occurrence of any Event of Default, and so long as such Event of Default continues without written waiver thereof by the Banks, a default increment equal to 200 basis points (2.00%) shall be added to the Floating Rate Margin, Eurodollar Rate Margin and Facility Fee Rate. Inclusion of such default increment in calculating the Floating Rate Margin, Eurodollar Rate Margin and Facility Fee Rate shall not be deemed a waiver or excuse of any such Event of Default.

Section 2.7 Letters of Credit.

(a) The Borrower may from time to time request that the Issuing Bank issue one or more irrevocable standby letters of credit (each, a “Letter of Credit”) for the account of the Borrower. No Letter of Credit shall be issued if (i) the face amount of that Letter of Credit, together with the sum of the then-applicable L/C Amount and the aggregate principal balance of the Advances then outstanding, would exceed the aggregate Commitment Amounts, or (ii) the face amount of that Letter of Credit, together with the then-applicable L/C Amount, would exceed the L/C Sublimit.

(b) At least three days prior to the issuance of each Letter of Credit, the Borrower shall execute a letter of credit application and reimbursement agreement (an “L/C Application”) in the Issuing Bank’s standard form, as required by the Issuing Bank.

(c) Each Letter of Credit shall be issued in a form acceptable to the Issuing Bank. Unless otherwise approved by all of the Banks, no Letter of Credit shall have an initial or any renewal term ending more than one year after the date of issuance.

(d) A fee shall be due and payable to the Agent for the benefit of the Banks upon issuance of each Letter of Credit, computed at an annual rate equal to the Eurodollar Rate Margin applied to the face amount of that Letter of Credit outstanding from time to time, from and including the date of issuance of that Letter of Credit until the expiration thereof, payable in arrears on the last day of each calendar quarter and on the Commitment Termination Date and, if later, the expiry date of such Letter of Credit. The Borrower shall also pay to the Issuing Bank for its own account a fronting fee at a rate per annum of [.125]% on each other Bank’s Percentage of the face amount of each Letter of Credit, payable in arrears on the last day of each calendar quarter and on the Commitment Termination Date and, if later, the expiry date of such Letter of Credit. In addition, the Borrower shall pay or reimburse the Issuing Bank for such additional fees as are specified in the Fee Letters and for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(e) The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank on demand (or, if demand is not earlier made, on the Commitment Termination Date) for any amount to be paid by the Issuing Bank upon any drawing under any Letter of Credit issued by the Issuing Bank, without presentment, protest or other formalities of any kind; provided that the Borrower shall not hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) the Issuing Bank’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. All such amounts paid by the Issuing Bank and remaining unpaid by the Borrower after demand for payment thereof shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Floating Rate Advances. The Issuing Bank shall provide notice to the Borrower of payment made by the Issuing Bank on any drawing under any Letter of Credit within one Business Day of such payment.

(f) Each Bank shall be deemed to hold a participation interest in each Letter of Credit equal to that Bank’s Percentage of the face amount of that Letter of Credit. If the Issuing Bank makes any payment pursuant to the terms of any Letter of Credit and is not promptly reimbursed, the Issuing Bank may request that each other Bank pay such Bank’s Percentage of the unreimbursed amount. Upon receipt of any such request prior to 1:30 p.m. on a Business Day, the recipient shall be unconditionally and irrevocably obligated to pay its Percentage of the unreimbursed amount to the Issuing Bank in immediately available funds prior to 3:00 p.m. on such date. Notices received after 1:30 p.m. shall be deemed to have been received on the following Business Day. If payment is not made by a Bank when due hereunder, interest on the unpaid amount shall accrue from and including the date of the Issuing Bank’s request to the date of payment at the Federal Funds Effective Rate. After making any payment to the Issuing Bank under this subsection in connection with a particular Letter of Credit, a Bank shall be entitled to participate to the extent of its Percentage in the related reimbursements received by the Issuing Bank from the Borrower or otherwise. Upon receiving any such reimbursement, the Issuing Bank will distribute to each Bank its Percentage of such reimbursement. At the option of the Agent, any payment by a Bank hereunder may be deemed an Advance in accordance with Section 2.1 and payable under the Notes.

(g) Unless otherwise agreed by each Bank in writing, the Borrower shall deposit in the Cash Collateral Account, on the fifth Business Day preceding the Commitment Termination Date, an amount equal to the then-applicable L/C Amount, less the balance (if any) then outstanding in the Cash Collateral Account.

(h) The Borrower’s obligations under this Section 2.7 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Bank, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Issuing Bank and the Banks that neither the Issuing Bank nor any Bank shall be responsible for, and the Borrower’s reimbursement obligation in respect of any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Letter of Credit or any such transferee. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Issuing Bank or any Bank under or in connection with any Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the Issuing Bank or any Bank under any liability to the Borrower. Nothing in this Section 2.7(h) or Section 2.7(i) is intended to limit the right of the Borrower to make a claim against the Issuing Bank for damages as contemplated by the proviso to the first sentence of Section 2.7(e).

(i) The Issuing Bank shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document believed in good faith by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank. The Issuing Bank shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.7, the Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and any future holders of a participation in any Letter of Credit.

(j) The Borrower hereby agrees to indemnify and hold harmless each Bank, the Issuing Bank and the Agent, and their respective directors, officers, agents and employees, from and against any and all claims and damages, losses, liabilities, costs or expenses which such Bank, the Issuing Bank or the Agent may incur (or which may be claimed against such Bank, the Issuing Bank or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuing Bank may incur by reason of or in connection with (i) the failure of any other Bank to fulfill or comply with its obligations to the Issuing Bank hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Bank) or (ii) by reason of or on account of the Issuing Bank issuing any Letter of Credit which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the Issuing Bank, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Bank, the Issuing Bank or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Letter of Credit issued by the Issuing Bank complied with the terms of such Letter of Credit or (y) the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.7(j) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

(k) Each Bank shall, ratably in accordance with its Percentage, indemnify the Issuing Bank, its affiliates and its directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.7 or any action taken or omitted by such indemnitees hereunder.

     Section 2.8 Facility and Utilization Fees.

(a) The Borrower shall pay to the Agent, for the benefit of the Banks, a facility fee at an annual rate equal to the then-applicable Facility Fee Rate applied to the aggregate amount of the Commitments outstanding hereunder from the Effective Date through the Commitment Termination Date.

(b) The Borrower shall pay to the Agent, for the benefit of the Banks, a utilization fee at an annual rate equal to the then-applicable Utilization Fee Rate applied to the average daily Outstandings. The Utilization Fee Rate in effect on any day shall be an annual rate determined on the basis of the Outstandings Percentage and Level Status on that day, in accordance with the following table:

Outstandings Percentage/ Level Status	33% or less	More than 33%

Level I	0%	0.125%
Level II	0%	0.125%
Level III	0%	0.125%
Level IV	0%	0.250%
Level V	0%	0.500%

(c) The facility fee and utilization fee set forth in this Section shall be due and payable quarterly in arrears on the last day of each March, June, September and December during the term of the Commitments. Any facility and utilization fees remaining unpaid on the Commitment Termination Date shall be due and payable on that date.

Section 2.9 Other Fees.

The Borrower shall pay to the Agent (i) for the benefit of the Banks, the upfront fee set forth in one of the Fee Letters, and (ii) for the Agent’s own account and not for the benefit of the Banks, certain additional fees in the amounts set forth in the Fee Letters.

Section 2.10 Termination or Reduction of the Commitment.

The Borrower shall have the right at any time and from time to time upon three Business Days’ prior notice to the Agent (which shall promptly notify the Banks) permanently to terminate the Commitments in whole or permanently to reduce the Commitment Amounts in part, without penalty or premium, provided that (i) the Commitments may not be terminated while any Advance or L/C Amount remains outstanding, (ii) each partial reduction shall be in the aggregate amount of $5,000,000 or a multiple thereof, (iii) any partial reduction of the Commitment Amounts shall be pro rata as to each Bank in accordance with that Bank’s Percentage, and (iv) no reduction shall reduce the Commitment Amounts to an amount less than the sum of the aggregate Advances and the L/C Amount outstanding (after giving effect to any prepayments of Advances to be made on or prior to the effective date of such reduction) at the time.

Section 2.11 Voluntary Prepayments.

The Borrower may prepay the Advances in whole or in part, without penalty or premium, at any time and from time to time; provided that (i) any prepayment by the Borrower hereunder shall be applied pro rata to the prepayment of each Bank’s Advances, (ii) any prepayment of the full amount of the Advances shall include accrued interest thereon, (iii) any prepayment of any portion of the principal balance of any Advances which, at the time of such prepayment, bears interest at a Eurodollar Rate shall be accompanied by compensation as specified in Section 2.16(b), and (iv) each prepayment of the Advances (other than prepayment of the Advances in full) shall be in the principal amount of $1,000,000 or higher integral multiples of $1,000,000, provided that any prepayment of any portion of the Advances bearing interest at a Eurodollar Rate shall be made in a principal amount of $5,000,000 or higher integral multiple of $1,000,000. Each partial prepayment of principal on the Advances shall be applied, first, to that portion of such Advances bearing interest at the Floating Rate, and, second, to that portion of such Advances bearing interest at a Eurodollar Rate.

Section 2.12 Computation of Interest and Fees.

All interest on Floating Rate Fundings accruing based on the Prime Rate will be calculated based on the actual days elapsed in a year of 365 or 366 days, as the case may be. All other interest and all fees hereunder shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.13 Payments.

All payments of principal and interest under the Advances and L/C Amounts and of the fees hereunder shall be made to the Agent in immediately available funds, without setoff or counterclaim. Payments received after noon on any day shall be deemed received on the next succeeding Business Day. The Borrower agrees that the amount shown on the books and records of each Bank as being the principal balance of that Bank’s Obligations, if any, shall be prima facie evidence of such principal balance. The Borrower hereby authorizes the Agent to charge against the Borrower’s account with the Agent an amount equal to the accrued interest and fees from time to time due and payable to the Agent and the Banks under this Agreement, or (at the Banks’ option) to effect a Borrowing in such amount, all without receipt of any request for such charge or Borrowing.

Section 2.14 Payment on Nonbusiness Days.

Whenever any payment to be made under this Agreement shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in each case be included in the computation of payment of interest on such Obligations or the fees hereunder, as the case may be.

Section 2.15 Use of Advances and Letters of Credit.

The proceeds of each Borrowing, and each Letter of Credit, shall be used by the Borrower for its general corporate purposes (including commercial paper backup). Notwithstanding the foregoing, in no event shall the proceeds of any Borrowing or any Letter of Credit be used by the Borrower to finance the acquisition of 5% or more of any class of the capital stock of any corporation unless, prior to making such acquisition, the Borrower has obtained written approval for such acquisition from the board of directors of such corporation. The limitation set forth in the preceding sentence is in addition to, and not in lieu of, the restriction set forth in Section 4.9.

Section 2.16 Increased Costs or Reduction of Yield.

In addition to any interest payable on Advances made hereunder and any fees or other amounts payable hereunder, the Borrower agrees:

(a) If at any time after the date hereof any adoption of or change in any applicable law, rule or regulation or the interpretation or administration thereof by any governmental authority (including, without limitation, Regulation D of the Federal Reserve Board):

(i)	shall subject any Bank to any tax, duty or other charges with respect to this Agreement, or shall materially change the basis of taxation of payments to any Bank of the principal of or interest on any portion of the principal balance of that Bank’s Advances bearing interest at a Eurodollar Rate (except for the imposition of or changes in the rate of Excluded Taxes); or

(ii)	shall impose or deem applicable or increase any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (other than reserves and assessments described in the definition of “Reserve Requirement” and taken into account in determining the applicable Eurodollar Rate) because of any portion of the principal balance of that Bank’s Advances bearing interest at a Eurodollar Rate and the result of any of the foregoing would be to increase the cost to that Bank of making or maintaining any such portion or to reduce any sum received or receivable by that Bank with respect to such portion;

then, within 30 days after demand by any Bank the Borrower shall pay that Bank such additional amount or amounts as will compensate that Bank for such increased cost or reduction. A Bank shall not make demand hereunder unless that Bank is generally imposing such increased costs on its similarly situated customers. No Bank may demand such compensation more than 90 days following the end of the Interest Period with respect to which such demand is made; provided, however, that the foregoing shall in no way limit the right of any Bank to demand compensation to the extent that such compensation relates to the retroactive application of any law, rule or regulation if such demand is made within 90 days after the adoption of or change in such law, rule or regulation. A certificate in reasonable detail of that Bank setting forth the basis for the determination of such additional amount or amounts shall be promptly submitted by that Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to such amount or amounts.

(b) The Borrower shall also compensate any Bank, upon written request by that Bank (which request shall set forth the basis for requesting such amounts), for all losses and expenses in respect of any interest or other consideration paid by that Bank to lenders of funds borrowed by it or deposited with it to maintain any portion of the principal balance of the Advances at a Eurodollar Rate which that Bank may sustain to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds if any prepayment of any such portion occurs on a date that is not the expiration date of the relevant Interest Period or if a Borrowing or prepayment in whole or in part of an Advance bearing interest at a Eurodollar Rate fails to occur. A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how that Bank computed such loss or expense) shall be promptly submitted by that Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such loss or expense may be computed as though that Bank acquired deposits in the London interbank market to fund that portion of the principal balance whether or not that Bank actually did so.

Section 2.17 Taxes.

(a) All payments made by the Borrower to the Agent or any Bank (herein any “Payee”) under or in connection with this Agreement or the Notes shall be made without any setoff or other counterclaim, and free and clear of and without deduction for or on account of any present or future taxes now or hereafter imposed by any governmental or other authority, except to the extent that such deduction or withholding is compelled by law. As used herein, the term “Taxes” shall include all income, excise and other taxes of whatever nature (other than taxes based on or measured by the net income of the Payee (or franchise taxes in lieu thereof) and imposed by the government or other authority of the country, state or political subdivision in which such Payee is incorporated or in which its principal executive office or the office through which the Payee is acting is located (“Excluded Taxes”)) as well as all levies, imposts, duties, charges, or fees of whatever nature. If the Borrower is compelled by law to make any such deductions or withholdings it will:

(i)	pay to the relevant authorities the full amount required to be so withheld or deducted;

(ii)	except to the extent that such deduction or withholding results from a breach by any Payee of the representations and covenants contained in Section 2.17(b) or the relevant Assignment Agreement pay such additional amounts (including, without limitation, any penalties, interest or expenses) as may be necessary in order that the net amount received by each Payee after such deductions or withholdings (including any required deduction or withholding on such additional amounts) shall equal the amount such

Payee would have received had no such deductions or withholdings been made; and

(iii)	promptly forward to the Agent (for delivery to such Payee) an official receipt or other documentation reasonably satisfactory to the Agent evidencing such payment to such authorities.

(b) If any Taxes otherwise payable by the Borrower pursuant to Section 2.17(a) are directly asserted against any Payee, such Payee may pay such Taxes and the Borrower promptly shall reimburse such Payee to the full extent otherwise required by such paragraph. The obligations of the Borrower under this Section 2.17 shall survive any termination of this Agreement. Each Bank by its execution of this Agreement represents (and each additional Bank by its execution of any Assignment Agreement pursuant to Section 9.1 shall be deemed to represent) to each other Bank, the Agent and the Borrower that if such Bank is organized under the laws of any jurisdiction other than the United States or any state thereof, such Bank has furnished to the Agent and the Borrower either U.S. Internal Revenue Service Form W-8BEN, or U.S. Internal Revenue Service Form W-8ECI, as applicable (wherein such Bank claims entitlement to complete exemption from U.S. Federal withholding tax on all interest payments hereunder).

(c) The amount that the Borrower shall be required to pay to any Bank pursuant to Sections 2.17(a) or 2.17(b) shall be reduced by the amount of any offsetting tax benefit which such Bank receives as a result of the Borrower’s payment to the relevant authorities as reasonably determined by such Bank; provided, however, that (i) such Bank shall be the sole judge of the amount of such tax benefit and the date on which it is received, (ii) no Bank shall be obliged to disclose information regarding its tax affairs or tax computations, (iii) nothing herein shall interfere with a Bank’s right to manage its tax affairs in whatever manner it sees fit, and (iv) if such Bank shall subsequently determine that it has lost the benefit of all or a portion of such tax benefit, the Borrower shall promptly remit to such Bank the amount certified by such Bank to be the amount necessary to restore such Bank to the position it would have been in if no payment had been made pursuant to this Section 2.17(c).

(d) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent or the Borrower did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or properly completed, because such Bank failed to notify the Agent or the Borrower of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Bank shall indemnify the Agent or the Borrower, as applicable, fully for all amounts paid, directly or indirectly, by the Agent or the Borrower, as applicable, as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent or the Borrower, as applicable, under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent or the Borrower, as applicable, which attorneys may be employees of the Agent or the Borrower, as applicable). The obligations of the Bank under this Section 2.17(d) shall survive the payment of the Obligations and termination of this Agreement.

Section 2.18 Capital Adequacy.

If any Bank determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, that Bank may require the Borrower to pay it the amount necessary to restore its Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this Section:

(a) “Return”, for any period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by a Bank under this Agreement during such period, by (ii) the average capital that Bank is required to maintain during such period as a result of its being a party to this Agreement, as determined by that Bank based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(b) “Capital Adequacy Rule” means any law, rule, regulation or guideline regarding capital adequacy that applies to any Bank, or the interpretation thereof by any governmental or regulatory authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(c) “Capital Adequacy Rule Change” means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but the term does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that any Bank is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of the financial condition of that Bank.

(d) “Bank” includes (but is not limited to) the Banks, as defined elsewhere in this Agreement; any Bank hereunder; any participant in the loans made hereunder (to the extent provided in Section 9.2 only); and any bank holding company with respect to any of the foregoing.

The initial notice sent by a Bank shall be sent as promptly as practicable after that Bank learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore that Bank’s Return for the quarter in which the notice is sent and, if applicable, the preceding quarter, and shall state in reasonable detail the cause for the reduction in its Return and its calculation of the amount of such reduction. Thereafter, that Bank may send a new notice with respect to each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore its Return for that quarter. In such event, the Borrower shall pay the Bank such amount within 30 days after demand by such Bank. A Bank’s calculation in any such notice shall be conclusive and binding absent demonstrable error. A Bank shall not make demand hereunder unless that Bank is generally imposing such increased costs on its similarly situated customers. No Bank may demand any compensation hereunder more than 45 days following the end of the quarter for which compensation is sought.

Section 2.19 Mandatory Assignment of Bank’s Interest.

If any Bank delivers to the Borrower a demand for compensation pursuant to Section 2.16(a) or a demand for payment pursuant to Section 2.17 or 2.18 or if at any time the long-term unenhanced credit rating of any Bank falls below Baa2 from Moody’s or below BBB from S&P or if such Bank is no longer rated by S&P or Moody’s, the Borrower may (so long as no Default or Event of Default has occurred and is continuing) at its expense require such Bank to assign, in whole and in accordance with Section 9.1 (including the execution of an Assignment Agreement and all other applicable documents, and the payment of any fees required under Section 9.1), all of its rights and obligations hereunder and under such Bank’s Note, including but not limited to such Bank’s Commitment, to an Eligible Bank identified by the Borrower and willing to become a Bank hereunder. Such Bank may be an existing Bank hereunder. Notwithstanding the foregoing, the Borrower may not compel the resignation of any Bank as the Agent except as provided in Section 8.12.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1 Conditions to Effectiveness.

Sections 2.1 and 2.7 of this Agreement shall become effective only upon delivery to the Agent, on or before May 22, 2003, of each of the following, each in form and substance satisfactory to each Bank:

(a) This Agreement, duly executed by the Borrower, the Agent and each of the Banks.

(b) The Notes, dated the date hereof, properly executed on behalf of the Borrower.

(c) Evidence that concurrently with the making of the initial Advance, all amounts payable under the Prior Credit Agreement will be paid and the commitments thereunder will be terminated.

Section 3.2 Initial Conditions Precedent.

The obligation of the Banks to make any Advance or issue any Letter of Credit is subject to the further condition precedent that the Agent shall have received on or before the day of the first Advance or Letter of Credit (and, in any event, not later than May 23, 2003) all of the following, in form and substance satisfactory to each Bank:

(a) This Agreement, duly executed by the Borrower, the Agent and each of the Banks.

(b) The Notes, dated the date hereof, properly executed on behalf of the Borrower.

(c) The Pledged Securities, properly issued by the Borrower pursuant to the First Collateral Trust Securities Indenture, in the principal amount of $350,000,000, copies of the First Mortgage Bonds, properly issued by the Borrower to the Trustee pursuant to the First Mortgage Bond Indenture, in the principal amount of $350,000,000, as the basis for issuance of the Pledged Securities, and the related supplemental indentures to the First Collateral Trust Securities Indenture and the First Mortgage Bond Indenture, company orders and bond applications.

(d) The Fee Letters, properly executed on behalf of the Borrower.

(e) A certificate of the secretary or an assistant secretary of the Borrower (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder have been duly approved by all necessary action of the Board of Directors of the Borrower, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of the Borrower, together with such copies, and (iii) certifying the names of the officers of the Borrower that are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers.

(f) A certificate of good standing of the Borrower, dated not more than twenty days before such date.

(g) Copies of order(s) of the Public Utilities Commission of the State of Colorado approving the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party and the transactions contemplated hereby and thereby.

(h) Signed copies of opinions of counsel for the Borrower, addressed to the Banks in substantially the forms of Exhibit D hereto.

(i) All fees required to be paid as of the date hereof under this Agreement or any Fee Letter.

(j) Such other documents as the Agent or the Required Banks may deem necessary or advisable in connection with the issuance of the Pledged Securities.

Section 3.3 Conditions Precedent to All Advances and Letters of Credit.

The obligation of the Banks to make any Advance (including the initial Advance) or to issue any Letter of Credit shall be subject to the further conditions precedent that on the date of such Advance or Letter of Credit:

(a) The representations and warranties contained in Article IV are correct on and as of the date of such Advance or Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(b) The Borrower has delivered to the Agent a certificate in the form of Exhibit F hereto, duly executed by the chief financial officer, treasurer, secretary, assistant secretary, general counsel or deputy general counsel of the Borrower, specifically confirming the Borrower’s legal authority to obtain such Advance or Letter of Credit.

(c) No event has occurred and is continuing, or would result from such Advance or Letter of Credit, which constitutes a Default or an Event of Default.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Banks as follows:

Section 4.1 Corporate Existence and Power.

The Borrower and its Subsidiaries are each corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and are each duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (i) will not permanently preclude the Borrower or any Subsidiary from maintaining any material action in any such jurisdiction even though such action arose in whole or in part during the period of such failure, and (ii) will not result in any other Material Adverse Change. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute, deliver, and perform all of its obligations under, the Loan Documents, the Pledged Securities, the Related First Mortgage Bonds and the Indentures.

Section 4.2 Authorization of Borrowing; No Conflict as to Law or Agreements.

(a) The execution, delivery and performance by the Borrower of the Loan Documents, the Indentures and the Pledged Securities, the borrowings from time to time hereunder, the issuance of the Pledged Securities, the issuance of the Related First Mortgage Bonds and the consummation of the transactions herein and therein contemplated, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Borrower, or any authorization, consent, approval, order, filing, registration or qualification by or with any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those consents described in Schedule 4.2, each of which has been obtained and is in full force and effect, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System and Section 7 of the Exchange Act or any regulation promulgated thereunder) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Organizational Documents of the Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower or any Subsidiary is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature (other than the Liens created under this Agreement, the First Collateral Trust Securities Indenture and the First Mortgage Bond Indenture) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any Subsidiary.

(b) The Public Utilities Commission of the State of Colorado has issued its Authorizing Orders authorizing the issuance of the Pledged Securities, the Related First Mortgage Bonds and the incurrence by the Borrower of the Obligations under this Agreement.

Section 4.3 Legal Agreements.

This Agreement, the other Loan Documents, the Pledged Securities, the Related first Mortgage Bonds and the Indentures constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles. Without limiting the generality of the foregoing, the Pledged Securities have been duly executed, issued and delivered by the Borrower and duly authenticated by the Trustee, and the Pledged Securities will be entitled to the benefits provided by the First Collateral Trust Securities Indenture and the Related First Mortgage Bonds have been duly executed, issued and delivered by the Borrower and duly authenticated by the trustee under the First Mortgage Bond Indenture, and the Related First Mortgage Bonds will be entitled to the benefits provided by the First Mortgage Bond Indenture.

Section 4.4 Subsidiaries.

Schedule 4.4 hereto is a complete and correct list of all Subsidiaries as of the date of this Agreement and of the percentage of the ownership of the Borrower or any other Subsidiary in each as of the date of this Agreement. The Borrower has no Restricted Subsidiaries as of the date hereof except as designated on Schedule 4.4. Except as otherwise indicated in that Schedule, all shares of each Subsidiary owned by the Borrower or by any such other Subsidiary are validly issued and fully paid and nonassessable.

Section 4.5 Financial Condition; Other Information.

The Borrower has heretofore furnished to the Banks the audited consolidated financial statements of the Borrower and its Subsidiaries for the year ended and as of December 31, 2002 and the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the quarter ended and as of March 31, 2003. Those financial statements fairly present in all material respects the financial condition of the Borrower on the dates thereof and the results of its operations and cash flows for the periods then ended, and were prepared in accordance with GAAP as then in effect. The information, exhibits and reports furnished by the Borrower to the Agent and the Banks, taken as a whole, in connection with the negotiation of or compliance with the Loan Documents did not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

Section 4.6 Adverse Change.

There has been no Material Adverse Change since December 31, 2002.

Section 4.7 Litigation.

Except as set forth in Schedule 4.7, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or the properties of the Borrower or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to effect a Material Adverse Change. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 4.5.

Section 4.8 Hazardous Substances.

Except as set forth in Schedule 4.8, to the best of the Borrower’s knowledge after reasonable inquiry, (i) neither the Borrower nor any Subsidiary or other Person has ever caused or permitted any Hazardous Substance to be disposed of on, under or at any real property which is operated by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any interest, except to the extent that such disposal can not reasonably be expected to result in a Material Adverse Change; and (ii) no such real property has ever been used (either by the Borrower or by any Subsidiary or other Person) as a dump site or permanent or temporary storage site for any Hazardous Substance in a manner that could reasonably be expected to result in a Material Adverse Change.

Section 4.9 Regulation U.

Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.10 Taxes.

The Borrower and its Subsidiaries have each paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld and paid by them. The Borrower and its Subsidiaries have each filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower or any Subsidiary are required to be filed, and the Borrower and its Subsidiaries have each paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, other than taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower or applicable Subsidiary has provided adequate reserves in accordance with GAAP.

Section 4.11 Burdensome Restrictions.

Neither the Borrower nor any Subsidiary is a party to or bound by any agreement, or subject to any restriction in any Organizational Document, or any requirement of law, which would reasonably be expected to effect a Material Adverse Change.

Section 4.12 Titles and Liens.

The Borrower or one of its Subsidiaries has good title to each of the properties and assets material to the operations of the Borrower and its Subsidiaries, taken as a whole, which it purports to own or which are reflected as owned on its books and records, and the Borrower has good and valid title to all real and fixed property and leasehold rights described or enumerated in the First Collateral Trust Securities Indenture and in the First Mortgage Bond Indenture (except, in each case, such properties as have been released from the Lien thereof in accordance with the terms thereof), in each case free and clear of all Liens and encumbrances, except for Liens and encumbrances permitted by Section 6.1 and covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the business or operations of the Borrower and its Subsidiaries taken as a whole.

Section 4.13 ERISA.

No Plan will have an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) in excess of $50,000,000 as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service in excess of such amount has been, or is expected by the Borrower or any Subsidiary or ERISA Affiliate to be, incurred with respect to any Plan that could become a liability of the Borrower or any Subsidiary.

Section 4.14 Securities Law Matters.

(a) When the Pledged Securities are issued and delivered pursuant to this Agreement and the First Collateral Trust Securities Indenture, the Pledged Securities will not be of the same class (within the meaning of Rule 144A under the Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

(b) The Borrower is subject to Section 13 or 15(d) of the Exchange Act.

(c) Neither the Borrower, nor any person acting on its behalf, has offered or sold (nor will offer or sell prior to the delivery of the Pledged Securities to the Agent) the Pledged Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act.

(d) Within the six months preceding the date hereof, neither the Borrower nor any other person acting on behalf of the Borrower has offered or sold to any person any

Pledged Securities, or any securities of the same or a similar class as the Pledged Securities, other than the Pledged Securities delivered to the Agent hereunder. The Borrower will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Pledged Securities or any substantially similar security issued by the Borrower, within six months subsequent to the delivery of the Pledged Securities to the Agent, is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Pledged Securities contemplated by this Agreement as a transaction exempt from the registration provisions of the Act.

(e) No registration of the Pledged Securities under the Act is required for the offer and sale of the Pledged Securities to the Agent in the manner contemplated by this Agreement.

Section 4.15 Investment Company Act.

The Borrower is not, and after giving effect to the offer and sale of the Pledged Securities, will not be an “investment company,” as such term is defined in the Investment Company Act.

Section 4.16 Public Utility Holding Company Act.

The Borrower is subject to the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), as a “subsidiary” of a registered “holding company” within the meaning of PUHCA. However, the transactions contemplated by this Agreement are exempt from any requirement for SEC approval under PUHCA.

Section 4.17 Indenture.

(a) On the date hereof, the aggregate principal amount of securities outstanding under the First Collateral Trust Securities Indenture (excluding the Pledged Securities) is $1,973,250,000; and the aggregate principal amount of the First Mortgage Bonds outstanding under the First Mortgage Bond Indenture (excluding bonds issued to secure securities under the First Collateral Trust Securities Indenture) is $374,340,000.

(b) There has been no discharge of the First Collateral Trust Securities Indenture or of the First Mortgage Bond Indenture with respect to the Borrower.

(c) Substantially all of the property, whether real, personal or mixed, of the electric utility business of the Borrower is subject to the Liens of the First Collateral Trust Securities Indenture. Substantially all of the property, whether real, personal or mixed, of the Borrower is subject to the Lien of the First Mortgage Bond Indenture.

(d) True and complete copies of all amendments and supplements to and restatements of the First Collateral Trust Securities Indenture and First Mortgage Bond Indenture have been delivered to counsel for the Agent.

(e) The supplemental indentures to the First Collateral Trust Securities Indenture and the First Mortgage Bond Indenture entered into in connection with the

Pledged Securities and the Related First Mortgage Bonds are not required to be qualified under the Trust Indenture Act and, in connection with the issuance and delivery of the Pledged Securities to the Agent as contemplated by this Agreement, the First Collateral Trust Securities Indenture and the First Mortgage Bond Indenture are not required to be qualified under the Trust Indenture Act.

Section 4.18 Authentication of Pledged Securities and Related First Mortgage Bonds.

All covenants and conditions precedent to the authentication and delivery of the Pledged Securities have been complied with, and there has been no change in the facts and circumstances set forth in the application to the Trustee for authentication of the Pledged Securities (and the documents submitted therewith) from the date of such application to the date hereof. All covenants and conditions precedent to the authentication and delivery of the Related First Mortgage Bonds have been complied with, and there has been no change in the facts and circumstances set forth in the application to the trustee under the First Mortgage Bond Indenture for authentication of the Related First Mortgage Bonds (and the documents submitted therewith) from the date of such application to the date hereof.

Section 4.19 Solvency.

The Borrower is and, upon the making of any Advance and the issuance of any Letter of Credit will be, Solvent.

Section 4.20 Swap Obligations.

Neither the Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

Section 4.21 Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower and such Subsidiaries operate.

Section 4.22 Compliance With Laws.

Except as disclosed in Schedule 4.22, the Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, assets and rights.

ARTICLE V
AFFIRMATIVE COVENANTS OF THE BORROWER

So long as any Note shall remain unpaid or any Commitment or L/C Amount shall be outstanding, the Borrower will comply with the following requirements, unless the Required Banks shall otherwise consent in writing:

Section 5.1 Financial Statements; Other Notices.

The Borrower will deliver to the Agent and each Bank:

(a) As soon as available, and in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the annual audit report of the Borrower and its Subsidiaries prepared by nationally recognized independent certified public accountants, which annual report shall include the balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, all presented on a consolidated basis in reasonable detail and all prepared in accordance with GAAP.

(b) As soon as available and in any event within 55 days after the end of each of the first three quarters of each fiscal year of the Borrower, a balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and related statements of earnings and cash flows of the Borrower and its Subsidiaries for such quarter and for the year to date, in reasonable detail and prepared on a consolidated basis in accordance with GAAP, subject to year-end adjustments.

(c) Concurrent with the delivery of any financial statements under paragraph (a) or (b), a Compliance Certificate, duly executed by the chief financial officer or treasurer of the Borrower.

(d) Promptly following the issuance of any Authorizing Order, a favorable opinion of counsel to the Borrower, in form and substance reasonably acceptable to the Agent, addressed to the Agent and the Banks, advising the Agent and the Banks of such issuance, stating the restrictions, if any, that such Authorizing Order imposes on the Borrower’s ability to obtain Borrowings or Letters of Credit hereunder, and attaching a copy of such Authorizing Order.

(e) Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Borrower or any Subsidiary shall file with the SEC or any national securities exchange.

(f) Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower or any Restricted Subsidiary of the type described in Section 4.7 or which seek a monetary recovery against the Borrower or any Restricted Subsidiary combined in excess of $50,000,000.

(g) As promptly as practicable (but in any event not later than five Business Days) after an officer of the Borrower obtains knowledge of the occurrence of any Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such event.

(h) Promptly upon becoming aware of any Reportable Event or the occurrence of any prohibited transaction (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) in connection with any Plan or any trust created thereunder which could reasonably be expected to result in a liability to the Borrower or any Subsidiary in excess of $50,000,000, a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor with respect thereto.

(i) Promptly upon their receipt, copies of (a) all notices received by the Borrower, any Restricted Subsidiary or ERISA Affiliate of the Pension Benefit Guaranty Corporation’s intent to terminate any Plan or to have a trustee appointed to administer any Plan, and (b) all notices received by the Borrower, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan concerning the imposition or amount of withdrawal liability imposed pursuant to Section 4202 of ERISA, which withdrawal liability individually or in the aggregate exceeds $50,000,000.

(j) All notices required to be delivered under Section 10.13.

(k) Promptly after it obtains knowledge of any such change, notice (by telephone, followed by written notice transmitted promptly thereafter in accordance with Section 10.4) of any change in the rating by S&P or Moody’s of the First Collateral Trust Securities, together with the details thereof, and of any announcement by S&P or Moody’s that its rating is “under review” or that any such rating has been placed on a “CreditWatch List”® or “watch list” or that any similar action has been taken by such rating agency.

(l) Such other information respecting the financial condition and results of operations of the Borrower or any Subsidiary as any Bank may from time to time reasonably request.

Section 5.2 Books and Records; Inspection and Examination.

The Borrower will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP. Upon request of any Applicable Party, as defined below, the Borrower will, and will cause each Subsidiary to, give any representative of such Applicable Party access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into primarily for the purpose of evading the requirements of this Section), to inspect any of its properties (subject to such physical security requirements as the Borrower or the applicable Subsidiary may require) and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours, upon reasonable notice, and as often as such Applicable Party may reasonably request. As used in this Section 5.2, “Applicable Party” means (i) so long as any Event of Default has occurred and is continuing, the Agent or any Bank, and (ii) at all other times, the Agent. The provisions of this Section 5.2 shall in no way preclude any Bank from discussing the general affairs, finances and accounts of the Borrower with any of its principal officers at such times during normal business hours and as often as may be agreed to between the Borrower and such Bank.

Section 5.3 Compliance with Laws.

The Borrower will, and will cause each Subsidiary to, comply with the requirements of applicable laws and regulations, the noncompliance with which would effect a Material Adverse Change.

Section 5.4 Payment of Taxes and Other Claims.

The Borrower will, and will cause each Subsidiary to, pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower or any Subsidiary; provided, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has provided adequate reserves in accordance with GAAP or (ii) where failure to pay such tax, assessment, charge or claim could not reasonably be expected to result in a liability in excess of $10,000,000.

Section 5.5 Maintenance of Properties.

The Borrower will keep and maintain, and will cause each Subsidiary to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order; provided, however, that nothing in this Section shall prevent the Borrower or any Subsidiary from discontinuing the operation and maintenance of, or disposing of, any of its properties if (i) (A) such discontinuance or disposition is, in the reasonable judgment of the Borrower or that Subsidiary, desirable in the conduct of its business, and (B) no Default or Event of Default exists at the time of, or will be caused by, such discontinuance or disposition, or (ii) such discontinuance or disposition relates to obsolete or worn-out property.

Section 5.6 Insurance.

The Borrower will, and will cause each Restricted Subsidiary to, obtain and maintain insurance with insurers reasonably believed by the Borrower or such Restricted Subsidiary to be responsible and reputable, in such amounts and against such risks as is usually carried by companies in similar circumstances engaged in similar business and owning similar properties in the same general areas in which the Borrower or that Restricted Subsidiary operates.

Section 5.7 Preservation of Corporate Existence.

The Borrower will, and will cause each Restricted Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided, however, that neither the Borrower nor any Restricted Subsidiary shall be required to preserve any of its rights, privileges and franchises or to maintain its corporate existence if (i) its Board of Directors shall reasonably determine that the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Borrower or that Restricted Subsidiary, and (ii) no Default or Event of Default exists upon, or will be caused by, the termination of such right, privilege, franchise or existence; provided, further, that in no event shall the foregoing be construed to permit the Borrower to terminate its corporate existence.

Section 5.8 Delivery of Information.

At any time when the Borrower is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Pledged Securities, the Borrower agrees to furnish at its expense, upon request, to holders of Pledged Securities and prospective purchasers of securities information satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act.

Section 5.9 Use of Proceeds.

The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances and L/C Amounts for general corporate purposes (including, without limitation, support of commercial paper) and to repay outstanding Advances and L/C Amounts. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances and L/C Amounts to purchase or carry any “margin stock” (as defined in Regulation U) or to make any acquisition of any corporation, partnership, limited liability company or other business entity unless, prior to making such acquisition, the Borrower or such Subsidiary shall have obtained written approval from the board of directors or other governing body of such entity.

ARTICLE VI
NEGATIVE COVENANTS

So long as any Note shall remain unpaid or any Commitment or L/C Amount shall be outstanding, the Borrower agrees that, without the prior written consent of the Required Banks:

Section 6.1 Liens.

The Borrower will not create, incur, assume or suffer to exist any Lien on any of its assets, now owned or hereafter acquired, and will not permit any Subsidiary to create, incur, assume or suffer to exist any Lien on any of such Subsidiary’s assets, now owned or hereafter acquired, relating to any indebtedness of such Subsidiary with respect to which the Borrower has any obligation for the payment of money; excluding, however, from the operation of the foregoing:

(a) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.

(b) Materialmen’s, merchants’, carriers’ worker’s, repairer’s, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.

(c) Pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.

(d) Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Borrower and its Subsidiaries taken as a whole or the value of such property for the purpose of such business.

(e) Purchase money Liens upon or in property acquired after the date hereof, provided that (i) such Lien is created not later than the 90th day following the acquisition or completion of construction of such property by the Borrower or its applicable Subsidiary, and (ii) no such Lien extends or shall extend to or cover any property of the Borrower or its Subsidiaries other than the property then being acquired, fixed improvements then or thereafter erected thereon and improvements and modifications thereto necessary to maintain such properties in working order.

(f) Liens granted by any Acquisition Target prior to the acquisition by the Borrower or any Subsidiary of any interest in such Acquisition Target or its assets, so long as (i) such Lien was granted by the Acquisition Target prior to such acquisition and not in contemplation thereof, and (ii) no such Lien extends to any assets of the Borrower or any Subsidiary other than the assets of the Acquisition Target and improvements and modifications thereto necessary to maintain such properties in working order or, in the case of an asset transfer, the assets so acquired by the Borrower or the applicable Subsidiary and improvements and modifications thereto.

(g) Liens (other than those described in subsection (e)) securing any indebtedness for borrowed money in existence on the date hereof and listed in Schedule 6.1 hereto.

(h) Liens created under or in connection with this Agreement, the First Collateral Trust Securities Indenture and the First Mortgage Bond Indenture.

(i) Liens permitted under the First Collateral Trust Securities Indenture and the First Mortgage Bond Indenture as such indentures exist on the date hereof, without regard to any waiver, amendment, modification or restatement thereof.

(j) Liens securing any refinancing of indebtedness secured by the Liens described in paragraphs (e), (f) and (g), so long as the amount of such indebtedness secured by any such Lien does not exceed the amount of such refinanced indebtedness immediately prior to the refinancing and Liens do not extend to assets other than those encumbered prior to such refinancing and improvements and modifications thereto.

(k) Liens granted by any Subsidiary of the Borrower in favor of the Borrower or any wholly-owned Subsidiary of the Borrower.

(l) Liens not otherwise described in this Section 6.1, so long as the aggregate amount of indebtedness secured by all such Liens does not at any time exceed 10% of the Tangible Net Worth of the Borrower and its Subsidiaries.

Section 6.2 Sale of Assets.

The Borrower will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of all or a Material Part of the Assets of the Borrower and its Subsidiaries (whether in one transaction or in a series of transactions) to any other Person other than (i) in the ordinary course of business, (ii) dispositions of property no longer used or useful in the business of the Borrower or any Subsidiary and (iii) dispositions of assets the net proceeds of which are invested or re-invested, or held in cash or cash-equivalents for reinvestment, in other energy-related assets; provided, however, that a wholly-owned Subsidiary of the Borrower may sell, lease, or transfer all or a substantial part of its assets to the Borrower or another wholly-owned Subsidiary of the Borrower, and the Borrower or such other wholly-owned Subsidiary, as the case may be, may acquire all or substantially all of the assets of the Subsidiary so to be sold, leased or transferred to it and any such sale, lease or transfer shall not be included in determining if the Borrower and/or its Subsidiaries disposed of a Material Part of its Assets. Notwithstanding the foregoing, the operating agreement between TRANSLink Transmission Co., LLC and the Borrower shall not be treated as a disposition for the purposes of this Section 6.2.

Section 6.3 Consolidation and Merger.

The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person; provided, however, that the restrictions contained in this Section shall not apply to or prevent the consolidation or merger of any Person with, or a conveyance or transfer of its assets to, the Borrower so long as (i) no Default or Event of Default exists at the time of, or will be caused by, such consolidation, merger, conveyance or transfer, and (ii) the Borrower shall be the continuing or surviving corporation.

Section 6.4 Hazardous Substances.

The Borrower will not, and will not permit any Subsidiary to, cause or permit any Hazardous Substance to be disposed of in any manner, or on, under or at any real property which is operated by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any interest, if such disposition could reasonably be expected to result in a Material Adverse Change.

Section 6.5 Restrictions on Nature of Business.

The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower.

Section 6.6 Transactions with Affiliates.

The Borrower will not (i) make any loan or capital contribution to, or any other investment in, any Affiliate or make any other cash transfer to any Affiliate of the Borrower or (ii) enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Affiliate (other than a Subsidiary) of the Borrower; provided, however, that the foregoing shall not prohibit any of the following:

(a) Transactions made upon fair and reasonable terms no less favorable to the Borrower than would obtain, taking into account all facts and circumstances, in a comparable arm’s-length transaction with a Person not an officer, director, shareholder or Affiliate of the Borrower.

(b) Dividends to the Parent.

(c) Transactions with Affiliates which transactions are subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”), the SEC or the Public Utilities Commission of the State of Colorado.

(d) Allocation of taxes, tax benefits and tax credits in accordance with the restrictions and requirements of PUHCA.

(e) Contributions of capital to Subsidiaries.

(f) Any investment in TRANSLink Transmission Co., LLC (“TRANSLink”) or any operating agreement between TRANSLink and the Borrower and/or its Subsidiaries, complying with the requirements of FERC Order No. 2000.

Section 6.7 Ratio of Funded Debt to Total Capital.

The Borrower will not at any time permit its ratio of total Funded Debt to Total Capital, determined on a consolidated basis with respect to the Borrower and its Subsidiaries as at the end of each fiscal quarter of the Borrower, to be greater than 0.60 to 1.

Section 6.8 Interest Coverage Ratio.

The Borrower will not at any time permit its Interest Coverage Ratio, determined as of the end of each fiscal quarter of the Borrower, to be less than 2.75 to 1.

ARTICLE VII
EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1 Events of Default.

“Event of Default”, wherever used herein, means any one of the following events:

(a) Default in the payment of any principal of any Advance or L/C Amount when it becomes due and payable.

(b) Default in the payment of any interest on any Obligations or any fees required under Section 2.8 or under Section 2.9 when the same become due and payable and the continuance of such default for five Business Days.

(c) Default in the performance, or breach, of any covenant or agreement on the part of the Borrower contained in Article VI hereof (other than Section 6.4).

(d) Default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement or any other Loan Document (including but not limited to Section 6.4, but excluding any other covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after the Agent, at the request of any Bank, has given notice to the Borrower specifying such default or breach and requiring it to be remedied.

(e) Any representation or warranty made by the Borrower in this Agreement or any other Loan Document or by the Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made.

(f) The Borrower or the Parent shall assert that any Loan Documents or any Pledged Securities are unenforceable in accordance with their terms; or the principal amount outstanding under the Pledged Securities shall at any time be less than the greater of the Outstandings or the Commitment Amounts.

(g) A default in the payment when due (after giving effect to any applicable grace period) of principal or interest with respect to any indebtedness or any Swap Contract of the Borrower or any Subsidiary (other than the Obligations) if the aggregate amount of all such indebtedness as to which such payment defaults exist is not less than $50,000,000.

(h) A default (other than a default described in paragraph (g)) under any bond, debenture, note or other evidence of indebtedness or any Swap Contract of the Borrower or any Subsidiary (other than the Obligations) or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument if the effect of such default is to cause or to permit the holder of such indebtedness (or trustee or agent on behalf of such holder) to cause such indebtedness to come due prior to its stated maturity or is to cause or to permit the counterparty in respect of such Swap Contract to elect an early termination date in respect of such Swap Contract; provided, however, that no Event of Default shall be deemed to have occurred under this paragraph if the aggregate amount owing as to all such indebtedness and Swap Contracts as to which such defaults have occurred and are continuing is less than $50,000,000; provided further that if such default shall be cured by the Borrower or such Subsidiary, or waived by the holders of such indebtedness or counterparties in respect of such Swap Contracts, in each case prior to the commencement of any action under Section 7.2 and as may be permitted by such evidence of indebtedness, indenture, other instrument or Swap Contract, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived.

(i) The Borrower or any Restricted Subsidiary shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any Restricted Subsidiary shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or such Restricted Subsidiary, and such appointment shall continue undischarged for a period of 60 days; or the Borrower or any Restricted Subsidiary shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any Restricted Subsidiary and shall continue undischarged for 60 days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Restricted Subsidiary and such judgment, writ, or similar process shall not be released, vacated, stayed or fully bonded within 60 days after its issue or levy.

(j) A petition shall be filed by the Borrower or any Restricted Subsidiary under the United States Bankruptcy Code naming the Borrower or that Restricted Subsidiary as debtor; or an involuntary petition shall be filed against the Borrower or any Restricted Subsidiary under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming the Borrower or any Restricted Subsidiary as debtor.

(k) The Parent shall cease to own 100% of all classes of capital stock of the Borrower; or a Change of Control shall occur with respect to the Parent.

(l) The rendering against the Borrower or any Subsidiary of a final judgment, decree or order for the payment of money if the amount of such judgment, decree or order, together with the amount of all other such judgments, decrees and orders then outstanding, less (in each case) the portion thereof covered by insurance proceeds, is greater than $50,000,000 and if such judgment, decree or order remains unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.

(m) Any Plan shall have been terminated as a result of which the Borrower or any Subsidiary or ERISA Affiliate has incurred an unfunded liability in excess of $50,000,000; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan and in either case such action could reasonably be expected to result in liability to the Borrower or any Subsidiary in excess of $50,000,000, or withdrawal liability in excess of $50,000,000 shall have been asserted against the Borrower or any Subsidiary or ERISA Affiliate by a Multiemployer Plan; or the Borrower or any Subsidiary or ERISA Affiliate shall have incurred any joint and several liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor, or the Borrower or any Subsidiary shall have incurred any other liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor in excess of $50,000,000 with respect to any Plan; or any Reportable Event that the Required Banks may determine in good faith could reasonably be expected to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation, for the appointment by the appropriate United States District Court of a trustee to administer any Plan or for the imposition of withdrawal liability with respect to a Multiemployer Plan, and which, in any such case, could reasonably be expected to result in liability to the Borrower or any Subsidiary or any ERISA Affiliate in excess of $50,000,000 shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Banks.

(n) Any Authorizing Order or other governmental license or other permission necessary for the maintenance of Obligations outstanding or the conduct of the Borrower’s business substantially as presently conducted shall be suspended or revoked or shall fail to be renewed upon expiration.

(o) Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any Material Part of the Assets of the Borrower and its Subsidiaries.

(p) Failure of the Borrower to maintain on deposit in the Cash Collateral Account on and after the fifth Business Day preceding the Commitment Termination Date (or earlier, if required pursuant to Section 7.2(c)) an amount equal to the aggregate face amount of all outstanding Letters of Credit.

Section 7.2 Rights and Remedies.

Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is waived by the Required Banks or cured, the Agent may, with the consent of the Required Banks, and shall, upon the request of the Required Banks, exercise any or all of the following rights and remedies:

(a) The Agent may, by notice to the Borrower, declare the Commitments to be terminated, whereupon the same shall forthwith terminate.

(b) The Agent may, by notice to the Borrower, declare the entire unpaid principal amount of the Obligations then outstanding, all interest accrued and unpaid thereon, and all other Obligations payable under this Agreement to be forthwith due and payable, whereupon the Obligations, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(c) If any Letter of Credit remains outstanding, the Agent may, by notice to the Borrower, require the Borrower to deposit in the Cash Collateral Account an amount in immediately available funds that, together with any other amounts then in the Cash Collateral Account, equals the aggregate face amount of all such outstanding Letters of Credit.

(d) The Banks may, without notice to the Borrower and without further action, apply any and all money owing by any Bank to the Borrower to the payment of the Obligations then outstanding, including accrued interest. For purposes of this paragraph (d), “Bank” means the Banks, as defined elsewhere in this Agreement, and any participant in the loans made hereunder; provided, however, that each such participant, by exercising its rights under this paragraph (d), agrees that it shall be obligated under Section 8.17 with respect to such payment as if it were a Bank for purposes of that Section.

(e) The Agent may exercise and enforce all rights and remedies available to it in respect of the Pledged Securities and the Cash Collateral Account.

(f) The Agent and the Banks may exercise any other rights and remedies available to them by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(j) hereof (whether or not such Event of Default also arises under Section 7.1(i) hereof), the Commitments shall terminate and the entire unpaid principal amount of the Notes then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

Section 7.3 Pledge of Cash Collateral Account.

The Borrower hereby pledges, and grants the Agent, as agent for the Banks, including the Issuing Bank, a security interest in, all sums held in the Cash Collateral Account from time to time and all proceeds thereof as security for the payment of all amounts due and to become due from the Borrower to the Issuing Bank, the Agent and/or the Banks pursuant to this Agreement, including but not limited to both principal of and interest on the Notes and all renewals, extensions and modifications thereof and any notes issued in substitution therefor, and specifically including the Borrower’s obligation to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, whether such reimbursement obligation arises directly under this Agreement or under a separate reimbursement agreement. Upon request of the Borrower, the Agent shall permit the Borrower to withdraw from the Cash Collateral Account, so long as no Default or Event of Default then exists, the lesser of (i) the Excess Balance (as defined below), or (ii) the balance of the Cash Collateral Account. If a Default or Event of Default then exists, the Agent shall, upon the request of the Borrower apply the Excess Balance to the payment of the Obligations. As used herein, “Excess Balance” means (A) after the fifth Business Day preceding the Commitment Termination Date, the amount by which the balance of the Cash Collateral Account exceeds the L/C Amount, and (B) prior to the fifth Business Day preceding the Commitment Termination Date, the balance of the Cash Collateral Account. The Agent shall have full control of the Cash Collateral Account, and, except as set forth above, the Borrower shall have no right to withdraw the funds maintained in the Cash Collateral Account.

Section 7.4 Provisions Regarding Pledged Securities.

     (a)  Pledged Securities. The Borrower covenants and agrees that, for the purpose of providing security for the payment of the principal of the Advances and L/C Amounts (including the obligation to fund the Cash Collateral Account), it will execute and deliver on May 16, 2003, the non-interest bearing Pledged Securities to the Agent in an aggregate principal amount equal to the aggregate Commitment Amounts. The Pledged Securities shall mature on May 14, 2004, unless payable prior thereto upon an Event of Default under Section 7.1(a), (b), or (p) or upon another Event of Default that results in an acceleration of the Obligations.

     Notwithstanding the foregoing, (x) without the prior written consent of the Agent, the Borrower shall make no payment with respect to the Pledged Securities at any time while any Commitment or Letter of Credit remains outstanding, and (y) the Agent shall not demand payment of the Pledged Securities from any obligor thereunder prior to the occurrence of an Event of Default.

     On the date which is thirty (30) days after the maturity of the Pledged Securities, the Trustee may conclusively presume that the obligation of the Borrower to pay principal on the Pledged Securities as the same shall have come due and payable shall have been fully satisfied and discharged unless and until the Trustee shall have received a Payment Demand from the Agent stating that the principal of Pledged Securities has become due and payable and specifying the amount of funds required to make such payment. Notwithstanding anything to the contrary contained herein, the aggregate amount actually due on the Pledged Securities shall not exceed the aggregate principal amount of the Advances and L/C Amounts including the obligation to fund the Cash Collateral Account.

     The Agent shall hold on deposit in the Cash Collateral Account and apply in accordance with Section 7.3 any proceeds of Pledged Securities paid in respect of the Borrower’s obligation to fund the Cash Collateral Account.

     (b)  Effect of Reduction on Termination of Commitment. Upon any reduction or termination of the Commitments, the Pledged Securities shall be deemed satisfied and discharged as to the reduced or terminated unutilized portion of the Commitments, as and to the extent provided in the Pledged Securities.

     (c)  Voting Restrictions. The Agent’s rights to vote or consent under the First Collateral Trust Securities Indenture in respect of the Pledged Securities shall be restricted as and to the extent provided in the Pledged Securities.

     (d)  Restrictions on Transfer of Bonds. The Pledged Securities are not transferable except to a successor to the Agent under this Agreement.

     (e)  Securities Act Representation. Each of the Agent and the Banks represents to the Borrower that it is an “accredited investor” within the meanings of Rule 501(a) of Regulation D and is acquiring its interest in the Pledged Securities hereunder as security for the Obligations and not with a view to any sale or distribution thereof within the meaning of the Act.

ARTICLE VIII
THE AGENT

Section 8.1 Appointment; Nature of Relationship.

Bank One is hereby appointed by each of the Banks as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Banks irrevocably authorizes the Agent to act as the contractual representative of such Bank with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article VIII. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Bank by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Banks with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Banks’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Banks, (ii) is a “representative” of the Banks within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Banks hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Bank hereby waives.

Section 8.2 Powers.

The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

Section 8.3 General Immunity.

Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

Section 8.4 No Responsibility for Loans, Recitals, etc.

Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Bank; (c) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith, or (f) the financial condition of the Borrower or of any of the Borrower’s Subsidiaries. The Agent shall have no duty to disclose to the Banks information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

Section 8.5 Action on Instructions of Banks.

The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Banks (or, when expressly required hereunder, all of the Banks), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Banks. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

Section 8.6 Employment of Agents and Counsel.

The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Banks and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

Section 8.7 Reliance on Documents; Counsel.

The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

Section 8.8 Agent’s Reimbursement and Indemnification.

The Banks agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan

Documents, (ii) for any other expenses incurred by the Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Bank or between two or more of the Banks) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Bank or between two or more of the Banks), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Bank shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 2.17(d) shall, notwithstanding the provisions of this Section 8.8, be paid by the relevant Bank in accordance with the provisions thereof. The obligations of the Banks under this Section 8.8 shall survive payment of the Obligations and termination of this Agreement.

Section 8.9 Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice from a Bank or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks.

Section 8.10 Rights as a Bank.

In the event the Agent is a Bank, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Advances as any Bank and may exercise the same as though it were not the Agent, and the term “Bank” or “Banks” shall, at any time when the Agent is a Bank, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Bank.

Section 8.11 Bank Credit Decision.

Each Bank acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Bank and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

Section 8.12 Successor Agent.

The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Banks, such removal to be effective on the date specified by the Required Banks; provided that the Agent may not be removed unless the Agent (in its individual capacity) and any affiliate thereof acting as Issuing Bank is relieved of all of its duties as Issuing Bank pursuant to documentation reasonably satisfactory to such Person on or prior to the date of such removal. Upon any such resignation or removal, the Required Banks shall have the right to appoint, on behalf of the Borrower and the Banks, a Bank as a successor Agent. If no successor Agent shall have been so appointed by the Required Banks within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Banks, a successor Agent. Notwithstanding the foregoing, (i) the Agent may at any time without the consent of any Bank and with the consent of the Borrower, not to be unreasonably withheld or delayed, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder and (ii) so long as no Event of Default exists, no successor Agent may be appointed without the prior written consent of the Borrower, not to be unreasonably withheld or delayed. If the Agent has resigned or been removed and no successor Agent has been appointed, the Banks may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Bank and for all other purposes shall deal directly with the Banks. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article VIII shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 8.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

Section 8.13 Delegation to Affiliates.

The Borrower and the Banks agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles VIII and X.

Section 8.14 Titles.

The Persons identified on the cover page, the signature pages or otherwise in this Agreement, or in any document related hereto, as being the “Syndication Agent” or “Co-Lead Arrangers” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document on account of such identification other than those applicable in their capacity (if any) as Banks. Each Bank acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

Section 8.15 Distribution of Payments and Proceeds.

(a) After deduction of any costs of collection as hereinafter provided, the Agent shall remit to each Bank that Bank’s Percentage of all payments of principal, interest, Letter of Credit fees payable under Section 2.7(d) and facility and utilization fees payable under Section 2.8 that are received by the Agent under the Loan Documents. Each Bank’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Agent under the Loan Documents; and the Agent’s only liability to the Banks hereunder shall be to account for each Bank’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Agent is ever required for any reason to refund any such payments, collections or proceeds, each Bank will refund to the Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Agent in connection with such refund. The Agent may, in its sole discretion, make payment to the Banks in anticipation of receipt of payment from the Borrower. If the Agent fails to receive any such anticipated payment from the Borrower, each Bank shall promptly refund to the Agent, upon demand, any such payment made to it in anticipation of payment from the Borrower, together with interest for each day on such amount until so refunded at a rate equal to the Federal Funds Effective Rate for each such day.

(b) Notwithstanding the foregoing, if any Bank has wrongfully refused to fund its Percentage of any Borrowing or other Advance as required hereunder, or if the principal balance of any Bank’s Note is for any other reason less than its Percentage of the aggregate principal balances of the Notes then outstanding, the Agent may remit all payments received by it to the other Banks until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount owing to such Bank hereunder is equal to its Percentage of the aggregate amount owing to all of the Banks hereunder. The provisions of this paragraph are intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Bank has breached its obligations hereunder and shall not be deemed to excuse any Bank from such obligations.

Section 8.16 Expenses.

All payments, collections and proceeds received or effected by the Agent may be applied, first, to pay or reimburse the Agent for all costs, expenses, damages and liabilities at any time incurred by or imposed upon the Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees, foreclosure expenses and advances made to protect the security of collateral, if any, but excluding any costs, expenses, damages or liabilities arising from the gross negligence or willful misconduct of the Agent). If the Agent does not receive payments, collections or proceeds from the Borrower or its properties sufficient to cover any such costs, expenses, damages or liabilities within 30 days after their incurrence or imposition, each Bank shall, upon demand, remit to the Agent its Percentage of the difference between (i) such costs, expenses, damages and liabilities, and (ii) such payments, collections and proceeds.

Section 8.17 Payments Received Directly by Banks.

If any Bank or other holder of a Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Note other than through distributions made in accordance with Section 8.2, such Bank or holder shall promptly give notice of such fact to the Agent and shall purchase from the other Banks or holders such participations in the Notes held by them as shall be necessary to cause the purchasing Bank or holder to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchasing Bank restored to the extent of such recovery (but without interest thereon).

Section 8.18 Agent not Offering Bonds.

Each Bank acknowledges that neither the Agent’s taking possession of the Pledged Securities, nor its exercise of remedies with respect to the Pledged Securities and subsequent distribution of proceeds thereunder, constitutes or will constitute an offer of any security, a solicitation of an offer to buy any security, or a placement of any security.

ARTICLE IX
ASSIGNMENTS AND PARTICIPATIONS

Section 9.1 Assignments.

(a) Any Bank may, at any time, assign a portion of its Obligations and Commitment to an Eligible Lender (an “Applicant”) on any date (the “Adjustment Date”) selected by such Bank subject to the terms and provisions of this Section 9.1. The aggregate principal amount of the Obligations and Commitment so assigned in any assignment shall be not less than $5,000,000, and the assigning Bank shall retain at least $5,000,000 of such Obligations and Commitment for its own account; provided, however, that the foregoing restriction shall not apply to a Bank assigning its entire Obligations and Commitment to the Applicant. Any Bank proposing an assignment hereunder shall give notice of such assignment to the Agent and the Borrower at least ten

Business Days prior to such assignment (unless the Agent consents to a shorter period of time). Such notice shall specify the identity of such Applicant and the Percentage which it proposes that such Applicant acquire (which Percentage shall be the same for the Commitment and the Note held by the assigning Bank). Any assignment hereunder may be made only with the prior written consent of the Agent, the Issuing Bank and the Borrower; provided, however, that (i) in no event shall such consent be unreasonably withheld, and (ii) the consent of the Borrower shall not be required if a Default or Event of Default has occurred and is continuing at the time of such assignment.

(b) Subject to the prior written consent of the Agent and the Borrower (if applicable), to confirm the status of each Applicant as a party to this Agreement and to evidence the assignment of the applicable portion of the assigning Bank’s Commitment, Letter of Credit participations and Advances in accordance herewith:

(i)	the Borrower, such Bank, such Applicant, the Issuing Bank and the Agent shall, on or before the Adjustment Date, execute and deliver to the Agent an Assignment Agreement (provided that, if a Default or Event of Default has occurred and is continuing on the applicable Adjustment Date, the assignment will be effective whether the Borrower signs it or not), in substantially the form of Exhibit E (an “Assignment Agreement”); and

(ii)	the Borrower will, at its own expense and in exchange for the assigning Bank’s Note, execute and deliver to the assigning Bank a new Note, payable to the order of the Applicant in an amount corresponding to the applicable interest in the assigning Bank’s rights and obligations acquired by such Applicant pursuant to such assignment, and, if the assigning Bank has retained interests in such rights and obligations, a new Note, payable to the order of that Bank in an amount corresponding to such retained interests. Such new Notes shall be in an aggregate principal amount equal to the principal amount of the Note to be replaced by such new Notes (or, if less, the Commitment Amount of the assigning Bank prior to giving effect to such assignment, unless such assignment is made after the Commitment Termination Date, in which case the aggregate principal amount of the new Notes shall equal the outstanding principal balance of the Note to be replaced by such new Notes), shall be dated the effective date of such assignment and shall otherwise be in the form of the Note to be replaced thereby. Such new Notes shall be issued in substitution for, but not in satisfaction or payment of, the Note being replaced thereby; and

Upon the execution and delivery of such Assignment Agreement and such Notes, (a) this Agreement shall deemed to be amended to the extent, and only to the extent, necessary to reflect the addition of such Additional Bank and the resulting adjustment of Percentages arising therefrom, (b) the assigning Bank shall be relieved of all obligations hereunder to the extent of the reduction of all obligations hereunder and to the extent of the reduction of such Bank’s Percentage, and (c) the Additional Bank shall become a party hereto and shall be entitled to all rights, benefits and privileges accorded to a Bank herein and in each other document or instrument executed pursuant hereto and subject to all obligations of a Bank hereunder, including the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Required Banks or all Banks, and the obligations to make Advances hereunder.

(c) In order to facilitate the addition of Additional Banks hereto, the Borrower shall (subject to the written agreement of any prospective Additional Bank to be subject to the confidentiality provisions of Section 10.1) provide all reasonable assistance requested by each Bank and the Agent relating thereto which shall not require undue effort or expense on the part of the Borrower, including, without limitation, the furnishing of such written materials and financial information regarding the Borrower as any Bank or the Agent may reasonably request and the participation by officers of the Borrower in a meeting or teleconference call with any Applicant upon the reasonable request upon reasonable notice of any Bank or the Agent.

(d) Without limiting any other provision hereof:

(i)	each Bank shall have the right at any time upon written notice to the Borrower and the Agent (but without requiring the consent of the Borrower or the Agent) to sell, assign, transfer, or negotiate all or any part of its Commitment, Advances, Notes, and other rights and obligations under this Agreement and the Loan Documents to one or more Affiliates of such Bank, provided that, unless consented to by the Borrower and the Agent (which consent shall not be unreasonably withheld), no such sale, assignment, transfer or negotiation of Commitment shall relieve the transferring Bank from its obligations (to the extent such Affiliate does not fulfill its obligations) hereunder; and

(ii)	each Bank shall have the right at any time upon written notice to the Borrower and the Agent (but without requiring the consent of the Borrower or the Agent) to sell, assign, transfer, or negotiate all or any part of its Commitment, Advances, Notes, and other rights and obligations under this Agreement and the Loan Documents to one or more Banks, and any such sale, assignment, transfer or negotiation shall relieve the transferring Bank from its obligations hereunder to the extent of the obligations so transferred (except, in any event, to the extent that the Borrower, any other Bank or the Agent has rights against such transferring Bank as a result of any default by such transferring Bank under this Agreement);

provided, however, that any partial sale, assignment, transfer or negotiation pursuant to this Section shall be pro rata as to all of the Commitment, Obligations and Advances transferred.

(e) Simultaneous with any assignment under this Section, the Bank making such assignment shall pay the Agent a transfer fee in the amount of $3,500.

(f) Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Bank would otherwise be obligated to make to the applicable Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Bank shall be obligated to make such Advance pursuant to the terms hereof, (iii) such Granting Bank’s other obligations under this Agreement shall remain unchanged, (iv) such Granting Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and (v) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Granting Bank in connection with such Granting Bank’s rights and obligations under this Agreement (including any rights and obligations assigned to such SPC). The making of an Advance by an SPC hereunder shall be deemed to utilize the Commitment of the applicable Granting Bank to the same extent, and as if, such Advance were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the applicable Granting Bank). All notices hereunder to any Granting Bank or the related SPC, and all payments in respect of the Obligations due to such Granting Bank or the related SPC, shall be made to such Granting Bank. In addition, each Granting Bank shall vote as a Bank hereunder without giving effect to any assignment under this paragraph (f), and no SPC shall have any vote as a Bank under this Agreement for any purpose. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.1, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Agent and without paying any transfer fee therefor, assign all or a portion of its interests in its right to repayment of any Advances to its Granting Bank or to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to fund the Advances made by such SPC or to support the securities (if any) issued by such SPC to fund such Advances and (ii) disclose on a confidential basis, to the extent such disclosure would be permitted under Section 10.1 as if such SPC were a Bank, any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. No amendment to this paragraph (f) that affects the rights of an S PC that has made an advance hereunder shall be effective without the consent of such SPC.

(g) Notwithstanding any other provision of this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement and that Bank’s Note in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 9.2 Participations.

Each Bank may grant participations in a portion of its Advances, Letter of Credit participations and Commitments to any Eligible Lender, upon prior written notice to the Agent but without the consent of the Agent or the Borrower, but only so long as the principal amount of the participation so granted is no less than $5,000,000 (or, if the participant is a Participating Affiliate, no less than $1,000,000). No holder of any such participation, other than an Affiliate of such Bank, shall be entitled to require such Bank to take or omit to take any action hereunder, except that such Bank may agree with such participant that such Bank will not, without such participant’s consent, agree to any action described in paragraph (a) of Section 10.3. No Bank shall, as between the Borrower and such Bank, be relieved of any of its obligations hereunder as a result of any such granting of a participation. The Borrower hereby acknowledges and agrees that any participant described in this Section will, for purposes of Sections 2.16, 2.17 and 2.18 only, be considered to be a Bank hereunder (provided that such participant shall not be entitled to receive any more than the Bank selling such participation would have received had such sale not taken place).

Section 9.3 Limitation on Assignments and Participations.

Except as set forth in Sections 9.1 and 9.2, no Bank may assign any of its rights or obligations under, or grant any participation in, any Loan Document or Commitment.

ARTICLE X
MISCELLANEOUS

Section 10.1 Disclosure of Information.

The Agent and the Banks shall keep confidential (and cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by the Borrower and its Subsidiaries to the Agent or the Banks (the “Disclosed Information”). Notwithstanding the foregoing, the Agent and each Bank may disclose Disclosed Information (i) to the Agent or any other Bank; (ii) to any Affiliate of any Bank in connection with the transactions contemplated hereby, provided that such Affiliate has been informed of the confidential nature of such information; (iii) to legal counsel, accountants and other professional advisors to the Agent or such Bank; (iv) to any regulatory body having jurisdiction over any Bank or the Agent; (v) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (vi) to the extent such Disclosed Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Agent or such Bank on a non-confidential basis from a source other than the Borrower or a Subsidiary, or (C) was available to the Agent or such Bank on a non-confidential basis prior to its disclosure to the Agent or such Bank by the Borrower or a Subsidiary; (vii) to the extent the Borrower or such Subsidiary shall have consented to such disclosure in writing; (viii) to the extent reasonably deemed necessary by the Agent or any Bank in the enforcement of the remedies of the Agent and the Banks provided under the Loan Documents; or (ix) in connection with any potential assignment or participation in the interest granted hereunder, provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Agent and the Banks under this Section 10.1.

Notwithstanding anything herein to the contrary, information subject to this Section 10.1 shall not include, and the Agent and each Bank may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Bank relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Advances, Letters of Credit and transactions contemplated hereby. The Borrower and its Subsidiaries may also disclose without limitation the “tax treatment” and “tax structure” of the transactions contemplated hereby.

Section 10.2 No Waiver; Cumulative Remedies.

No failure or delay on the part of the Banks in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any Bank’s acceptance of payments while any Default or Event of Default is outstanding operate as a waiver of such Default or Event of Default, or any right, power or remedy under the Loan Documents; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 10.3 Amendments, Etc.

No amendment or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent with the consent or at the request of the Required Banks), and any such waiver shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing:

(a) No such amendment or waiver shall be effective to do any of the following unless signed by each of the Banks (or by the Agent with the consent or at the request of each of the Banks):

(i)	Increase the Commitment Amount of any Bank or extend the Commitment Termination Date.

(ii)	Permit the Borrower to assign its rights under this Agreement.

(iii)	Amend this Section, the definition of “Required Banks” in Section 1.1, or any provision herein providing for consent or other action by all Banks.

(iv)	Forgive any indebtedness of the Borrower arising under this Agreement or the Notes, or reduce the rate of interest or any fees charged under this Agreement or the Notes.

(v)	Postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, facility fees or other material amounts due to the Banks (or any of them) hereunder or under any other Loan Document.

(vi)	Release the Agent’s interest in any Pledged Securities, the Cash Collateral Account or amend any terms of any Pledged Securities or, except pursuant to the terms hereof, release any collateral in the Cash Collateral Account.

(b) No amendment, waiver or consent shall affect the rights or duties of the Agent under this Agreement or any other Loan Document unless in writing and signed by the Agent.

(c) No amendment, modification or (except as provided elsewhere herein) termination of this Agreement or waiver of any rights of the Borrower or obligations of any Bank or the Agent hereunder shall be effective unless the Borrower shall have consented thereto in writing.

No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 10.4 Notice.

Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, (iii) sent by Federal Express or similar expedited delivery service, or (iv) transmitted by telecopy, in each case addressed or transmitted by telecopy to the party to whom notice is being given at its address or telecopier number (as the case may be) as set forth in Exhibit A or in any applicable Assignment Agreement; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) five business days after the date of posting, if delivered by mail, (iii) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (iv) the date of transmission if delivered by telecopy, except that notices or requests to the Banks pursuant to any of the provisions of Article II shall not be effective as to any Bank until received by that Bank.

Section 10.5 Costs and Expenses.

The Borrower agrees to pay on demand (i) all costs and expenses incurred by the Agent in connection with the negotiation, preparation, execution, administration or amendment of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, and (ii) all costs and expenses incurred by the Agent or any Bank in connection with the workout or enforcement of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder; including, in each case, reasonable fees and out-of-pocket expenses of counsel with respect thereto, whether paid to outside counsel or allocated to the Agent or such Bank by in-house counsel. The Borrower also agrees to pay and reimburse the Agent for all of its out-of-pocket and allocated costs incurred in connection with each audit or examination conducted by the Agent, its employees or agents, which audits and examinations shall be for the sole benefit of the Agent and the Banks.

Section 10.6 Indemnification by Borrower.

The Borrower hereby agrees to indemnify the Agent and the Banks and each officer, director, employee and agent thereof (herein individually each called an “Indemnitee” and collectively called the “Indemnitees”) from and against any and all losses, claims, damages, reasonable expenses (including, without limitation, reasonable attorneys’ fees) and liabilities (all of the foregoing being herein called the “Indemnified Liabilities”) incurred by an Indemnitee in connection with or arising out of the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the use of the proceeds of any Advance or Letter of Credit hereunder (including but not limited to any such loss, claim, damage, expense or liability arising out of any claim that any Environmental Law has been breached with respect to any activity or property of the Borrower), except for any portion of such losses, claims, damages, expenses or liabilities incurred solely as a result of the gross negligence or willful misconduct of the applicable Indemnitee. If and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section shall survive any termination of this Agreement. Notwithstanding the foregoing, the Borrower shall not be obligated to indemnify any Indemnitee in respect of any Indemnified Liabilities arising as a result of the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.

Section 10.7 Execution in Counterparts.

This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.

Section 10.8 Binding Effect, Assignment.

The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Banks and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the prior written consent of each of the Banks.

Section 10.9 Governing Law.

THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE

WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Section 10.10 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 10.11 Consent to Jurisdiction.

EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, ANY BANK OR THE ISSUING BANK TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY BANK OR ANY AFFILIATE OF THE AGENT OR ANY BANK INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

Section 10.12 Waiver of Jury Trial.

THE BORROWER, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

Section 10.13 Recalculation of Covenants Following Accounting Practices Change.

The Borrower shall notify the Agent of any Accounting Practices Change promptly upon becoming aware of the same. Promptly following such notice, the Borrower and the Banks shall negotiate in good faith in order to effect any adjustments to Sections 6.9 and 6.10 necessary to reflect the effects of such Accounting Practices Change.

Section 10.14 Headings.

Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.15 Nonliability of Banks.

The relationship between the Borrower on the one hand and the Banks, the Issuing Bank and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, either Co-Lead Arranger, any Bank nor the Issuing Bank shall have any fiduciary responsibilities to the Borrower. Neither the Agent, either Co-Lead Arranger, any Bank nor the Issuing Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent, either Co-Lead Arranger, any Bank nor the Issuing Bank shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from (i) the gross negligence or willful misconduct of the party from which recovery is sought or (ii) the Issuing Bank’s failure to pay any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Neither the Agent, either Co-Lead Arranger, any Bank nor the Issuing Bank shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PUBLIC SERVICE COMPANY OF
COLORADO

By		/s/ Ben G.S. Fowke III

	Its	Vice President and Treasurer

[Signature Page to Public Service Company of Colorado Credit Agreement]

BANK ONE, NA
(Main Branch, Chicago), as Administrative
Agent and as a Bank

By		/s/ Jane A. Bek

	Its	Director

[Signature Page to Public Service Company of Colorado Credit Agreement]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Syndication Agent and as a
Bank

By		/s/ Scott D. Bjelde

	Its	Vice President and Senior Banker

By		/s/ Christopher A. Cudak

	Its	Senior Vice President

[Signature Page to Public Service Company of Colorado Credit Agreement]

THE BANK OF NEW YORK, as
Co-Documentation Agent and a Bank

By		/s/

	Its	Managing Director

[Signature Page to Public Service Company of Colorado Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as
Co-Documentation Agent and a Bank

By		/s/

	Its	Vice President

[Signature Page to Public Service Company of Colorado Credit Agreement]

UBS AG, CAYMAN ISLANDS BRANCH, as
Co-Documentation Agent and a Bank

By		/s/

	Its	Director

By		/s/

	Its	Associate Director

[Signature Page to Public Service Company of Colorado Credit Agreement]

US BANK NATIONAL ASSOCIATION, as a
Bank

By		/s/ Christine J. Geer

	Its	Corporate Banking Officer

[Signature Page to Public Service Company of Colorado Credit Agreement]

CITIBANK, N.A., as a Bank

By		/s/ Dhaya Ranganathan

	Its	Vice President

[Signature Page to Public Service Company of Colorado Credit Agreement]

JPMORGAN CHASE BANK, as a Bank

By		/s/ Peter M. Ling

	Its	Managing Director

[Signature Page to Public Service Company of Colorado Credit Agreement]

BARCLAYS BANK PLC, as a Bank

By		/s/ Sydney G. Dennis

	Its	Director

[Signature Page to Public Service Company of Colorado Credit Agreement]

BANK OF TOKYO-MITSUBISHI, LTD.,
HOUSTON AGENCY, as a Bank

By		/s/ D Barnell

	Its	Vice President

By		/s/ John M Mearns

	Its	VP and Manager

[Signature Page to Public Service Company of Colorado Credit Agreement]

CREDIT SUISSE FIRST BOSTON CAYMAN
ISLAND BRANCH, as a Bank

By		/s/ Sarah Wu

	Its	Vice President

By		/s/ David J. Dodd

	Its	Associate

[Signature Page to Public Service Company of Colorado Credit Agreement]

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as a Bank

By		/s/ Stephen B. King

	Its	Authorized Signatory

[Signature Page to Public Service Company of Colorado Credit Agreement]

BMO NESBITT BURNS FINANCING, INC., as
a Bank

By		/s/ Thomas H. Peer

	Its	Vice President

[Signature Page to Public Service Company of Colorado Credit Agreement]

COMMERZBANK AG, NEW YORK AND
GRAND CAYMAN BRANCHES, as a Bank

By		Dempsey Gable

	Its	Senior Vice President

By		/s/ Andrew Kjoller

	Its	Vice President

[Signature Page to Public Service Company of Colorado Credit Agreement]

BANK OF OKLAHOMA, N.A., as a Bank

By		Thomas M. Foncannon

	Its	Senior Vice President

[Signature Page to Public Service Company of Colorado Credit Agreement]

EXHIBIT A

COMMITMENT AMOUNTS AND ADDRESSES

Name	Commitment Amount		Notice Address

Public Service Company of Colorado	N/A		Xcel Energy Inc. 800 Nicollet Mall, Suite 2900 Minneapolis, MN 55402 Attention: Mary Schell Telecopier: 612-215-5370

Bank One, NA, as Agent	N/A		One Bank One Plaza, Suite IL1-0363 Chicago, IL 60670-0363 Attention: Jane Bek Telecopier: 312-732-5435

Bank One, NA (Main Branch, Chicago), as Co-Lead Arranger and a Bank		$37,600,000	One Bank One Plaza, Suite IL1-0363 Chicago, IL 60670-0363 Attention: Jane Bek Telecopier: 312-732-5435

Wells Fargo Bank, National Association, as Syndication Agent and as a Bank		$37,600,000	MAC N9305-031 Sixth and Marquette Minneapolis, MN 55479 Attention: Scott Bjelde Telecopier: 612-667-2276

The Bank of New York, as Co-Documentation Agent and a Bank		$30,800,000	One Wall Street, 19th Floor New York, NY 10286 Attention: Cynthia Howells Telecopier: 212-685-7552

KeyBank National Association, as Co-Documentation Agent and a Bank		$30,800,000	127 Public Square, 6th Floor Cleveland, OH 44114 Attention: Kathy A. Koenig Telecopier: 216-689-4981

UBS AG, Cayman Islands Branch, as Co-Documentation Agent and a Bank		$30,800,000	677 Washington Boulevard Stamford, CT 06901 Attention: Marie Haddad Telecopier: 203-719-3888

US Bank National Association, as a Bank		$22,400,000	800 Nicollet Mall Minneapolis, MN 55402 Attention: Christine Geer Telecopier: 612-303-2265

Citibank, N.A., as a Bank		$22,400,000	388 Greenwich Street, 21st Floor New York, NY 10013 Attention: Amit Vasani Telecopier: 212-816-8098

Exhibit A-1

Name	Commitment Amount	Notice Address

JPMorgan Chase Bank, as a Bank	$22,400,000	270 Park Avenue, 3rd Floor New York, NY 10017 Attention: Peter Ling Telecopier: 212-270-

Barclays Bank PLC, as a Bank	$22,400,000	200 Park Avenue, 4th Floor New York, NY 10166 Attention: Sydney Dennis Telecopier: 212-412-2441

Bank of Tokyo-Mitsubishi, Ltd., Houston Agency as a Bank	$22,400,000	601 Carlson Parkway, Suite 370 Minnetonka, MN 55503 Attention: Patrick McCue Telecopier: 952-473-5152

Credit Suisse First Boston Cayman Island Branch, as a Bank	$16,800,000	Eleven Madison Avenue New York, NY 10010 Attention: Sarah Wu Telecopier: 212-325-8321

Goldman Sachs Credit Partners L.P., as a Bank	$14,000,000	85 Broad Street, 6th Floor New York, NY 10004 Attention: Philip F. Green Telecopier: 212-428-1243

BMO Nesbitt Burns Financing, Inc., as a Bank	$14,000,000	3 Times Square, 28th Floor New York, NY 10036 Attention: Thomas Peer Telecopier: 212-605-1451

Commerzbank AG, New York and Grand Cayman Branches, as a Bank	$20,000,000	20 South Clark Street, Suite 2700 Chicago, IL 60603 Attention: Mr. J. Timothy Shortly Telecopier: 312-236-2827

Bank of Oklahoma, N.A., as a Bank	$5,600,000	1625 Broadway, Suite 1570 Denver, CO 80202 Attention: Tom Foncannon Telecopier: 303-534-9499

Exhibit A-2

EXHIBIT B

PROMISSORY NOTE

$	Chicago, Illinois

       , 200

     For value received, Public Service Company of Colorado, a Colorado corporation (the “Borrower”), promises to pay to the order of                                                              (the “Bank”), at such place as the Agent under the Credit Agreement defined below may from time to time designate in writing, the principal sum of                                     Dollars ($                       ), or, if less, the aggregate unpaid principal amount of all advances made by the Bank to the Borrower pursuant to Section 2.1 of the Credit Agreement dated May 16, 2003 among the Borrower, Bank One, NA, as Agent (in such capacity, the “Agent”), and various Banks, including the Bank (together with all amendments, modifications and restatements thereof, the “Credit Agreement”), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.

     This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest required hereunder, for the acceleration of this Note upon an Event of Default and for the mandatory and voluntary prepayment of this Note.

     The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

PUBLIC SERVICE COMPANY OF COLORADO

By

Its

Exhibit B-1

EXHIBIT C

COMPLIANCE CERTIFICATE

         ,

Bank One, NA,

          for itself and as Agent under the Credit
          Agreement described below

The Banks, as defined under the Credit

          Agreement described below

Compliance Certificate

     Ladies and Gentlemen:

          Reference is made to the Credit Agreement dated May           , 2003 among Public Service Company of Colorado (the “Borrower”), Bank One, NA, as Agent, and the Banks, as defined therein (the “Credit Agreement”).

          All terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

          This is a Compliance Certificate submitted in connection with the Borrower’s financial statements (the “Statements”) as of                                          ,               (the “Effective Date”).

          I hereby certify to you as follows:

(a) I am the [**chief financial officer/treasurer] of the Borrower, and I am familiar with the financial statements and financial affairs of the Borrower.

(b) The Statements have been prepared in accordance with GAAP, **[subject to year-end audit adjustments].

(c) The computations on the Annexes hereto set forth the Borrower’s compliance or non-compliance with the requirements set forth in Section 6.7 and 6.8 as of the Effective Date.

I have no knowledge of the occurrence of any Default or Event of Default, except as set forth in the attachments, if any, hereto.

Exhibit C-1

Very truly yours,

PUBLIC SERVICE COMPANY OF COLORADO
By

Its

Exhibit C-2

ANNEX 1 TO COMPLIANCE CERTIFICATE

Funded Debt to Total Capital (Section 6.7)

1.	Funded Debt

(a)	Long-Term debt (including current maturities)	$_____________
(b)	Commercial paper and other short term debt	$_____________
(c)	Letters of Credit	$_____________
(d)	Net liabilities under Swap Contracts	$_____________
(e)	Capitalized Lease Obligations	$_____________
(f)	Off-Balance Sheet Liabilities (including Sale and Leaseback Transactions and Synthetic Lease Obligations)	$_____________
(g)	Trust Preferred Securities of the Borrower	$_____________
(h)	Guaranties of indebtedness of others	$_____________
(i)	Other Funded Debt	$_____________
(j)	Total Funded Debt (sum of Items 1(a) through 1(i))	$_____________

2.	Total Capital

(a)	Common Stock	$_____________
(b)	Premium on Common Stock	$_____________
(c)	Retained Earnings	$_____________
(d)	Stockholder’s Equity (sum of Items 2(a), 2(b) and 2(c)	$_____________
(e)	Funded Debt (from Item 1(j) above)	$_____________
(f)	Total Capital (sum of Items 2(d) and 2(e))	$_____________

3.	Funded Debt to Total Capital (Ratio of Item 1(j) to
Item 2(f))
(not to be greater than 0.60 to 1.0)	_______________ to 1.

Exhibit C-3

ANNEX 2 TO COMPLIANCE CERTIFICATE

Interest Coverage Ratio (Section 6.8)

1.	EBIT

(a)	Consolidated Net Income	$______________
(b)	Interest Expense (including Trust Preferred Securities)	$______________
(c)	Income Tax Expense	$______________
(d)	Excluding Non-operating Gains and Losses (net of income tax)	$______________
(e)	EBIT (total of (a)+(b)+(c)±(d))	$______________

2.	Interest Expense (including Trust Preferred Securities)	$_____________

3.	Interest Coverage Ratio (Ratio of Item 1(e) to
Item 2) (not to be greater than 2.75 to 1.0)	______________to 1.0

Exhibit C-4

EXHIBIT D

OPINION LETTERS

Exhibit D-1

EXHIBIT E

ASSIGNMENT AGREEMENT

     This Assignment Agreement (this “Assignment Agreement”) between                         (the “Assignor”) and                                   (the “Assignee”) is dated as of                        , 20   . The parties hereto agree as follows:

     1.     PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

     2.     ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

     3.     EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.

     4.     PAYMENT OBLIGATIONS. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Agent which relate to the portion of the Commitment or Loans assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

     5.     RECORDATION FEE. The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.

     6.     REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants that (i) it is the legal and

Exhibit E-1

beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Banks a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

     7.     REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, and (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s nonperformance of the obligations assumed under this Assignment Agreement. The Assignee (a) represents and warrants to the Agent and the Borrower that under applicable law and treaties no tax will be required to be withheld by the Agent or the Borrower with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Agent and the Borrower prior to the time that the Agent or Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of U.S. Internal Revenue Service Form W-8ECI or W-8BEN (or appropriate replacement forms) and agrees to provide new Forms W-8ECI or W-BEN (or appropriate replacement forms) upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S.

Exhibit E-2

law and regulations and amendments thereto, duly executed and completed by the Assignee and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

     8.     GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

     9.     NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

     10.     COUNTERPARTS; DELIVERY BY FACSIMILE. This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.

     IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule 1 hereto as of the date first above written.

Exhibit E-3

SCHEDULE 1

to Assignment Agreement

1.	Description and Date of Credit Agreement:

Credit	Agreement dated as of May , 2003 among Public Service Company of Colorado, the lenders named therein including the Assignor, and Bank One, NA individually and as Agent for such lenders, as it may be amended from time to time.

2.	Date of Assignment Agreement: , 20

3.	Amounts (As of Date of Item 2 above):

a	Assignee’s percentage of Aggregate Commitment (Advances) purchased under the Assignment Agreement**	______%

b	Amount of Assignor’s Commitment purchased under the Assignment Agreement**	$______

4.	Assignee’s Commitment (or Loans
with respect to terminated
Commitments) purchased
	hereunder:	$____________________

5.	Proposed Effective Date:	_____________________________

6.	Non-standard Recordation Fee Arrangement

N/A***
[Assignor/Assignee
to pay 100% of fee]
[Fee waived by Agent]

Exhibit E-4

Accepted and Agreed:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]
By:	By:

Title	Title

Exhibit E-5

ACCEPTED AND CONSENTED TO****BY	ACCEPTED AND CONSENTED TO BY

PUBLIC SERVICE COMPANY OF COLORADO	BANK ONE, NA, as Agent
By:	By:

Title	Title

**     Percentage taken to 10 decimal places

***   If fee is split 50-50, pick N/A as option

**** Delete if not required by Credit Agreement

Exhibit E-6

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

ADMINISTRATIVE INFORMATION SHEET

Attach Assignor’s Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee
(Sample form shown below)

ASSIGNOR INFORMATION

Contact:

Name:	Telephone No.:

Fax No.:	Telex No.:

Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignor:

ASSIGNEE INFORMATION

Credit Contact:

Name:	Telephone No.:

Fax No.:	Telex No.:

Answerback:

Exhibit E-7

Key Operations Contacts:

Booking Installation:	Booking Installation:
Name:	Name:
Telephone No.:	Telephone No.:
Fax No.:	Fax No.:
Telex No.:	Telex No.:
Answerback:	Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignee:

Exhibit E-8

          BANK ONE INFORMATION

          Assignee will be called promptly upon receipt of the signed agreement.

Initial Funding Contact:	Subsequent Operations Contact:

Name:	Name:
Telephone No.: (312)	Telephone No.: (312)
Fax No.: (312)	Fax No.: (312)

Bank One Telex No.: 190201 (Answerback: FNBC UT)

Initial Funding Standards:

Libor Fund 2 days after rates are set.

Bank One Wire Instructions:	1 Bank One, NA, ABA # 071000013
LS2 Incoming Account # 481152860000
Ref:

Address for Notices for Bank One:	1 Bank One Plaza, Chicago, IL 60670
Attn: Agency Compliance Division,
Suite IL1-0353
Fax No. (312) 732-2038 or (312) 732-4339

Exhibit E-9

EXHIBIT F

BORROWING CERTIFICATE

, 200

Bank One, NA,

          for itself and as Agent under the Credit Agreement described below
          Agreement described below
1 Bank One Plaza
Chicago, Illinois 60670

The Banks, as defined under the Credit

          Agreement described below

          Re: $350,000,000 Public Service Company of Colorado Credit Facility

Ladies and Gentlemen:

     Reference is made to the Credit Agreement dated May      , 2003 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”) among Public Service Company of Colorado (the “Borrower”), Bank One, NA, as Agent, and Banks that are parties thereto. As used herein, terms defined in the Credit Agreement and not otherwise defined herein have the meanings given them in the Credit Agreement.

     The Borrower has requested [a Borrowing to be made under Section 2.1 of the Credit Agreement] [a Letter of Credit to be issued under Section 2.7 of the Credit Agreement] as more specifically described on Attachment 1.

     I hereby certify to you that the [Borrowing/Letter of Credit (including the Borrower’s obligation to reimburse the Banks on account of any draw under such Letter of Credit)] requested by the Borrower (i) has been duly authorized by the Borrower’s board of directors pursuant to its resolution dated                           , (ii) has been duly authorized by the Public Utilities Commission of the State of Colorado pursuant to its order dated                           [** alternate for clause (ii): does not and will not require any authorization, consent or approval of the Public Utilities Commission of the State of Colorado], and (iii) does not and will not require any other authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those that have been obtained, copies of which have been delivered to the Agent pursuant to Section 5.1(d).

Exhibit F-1

     I further certify to you that the [Borrowing/Letter of Credit (including the Borrower’s obligation to reimburse the Banks on account of any draw under such Letter of Credit)] requested by the Borrower complies with all applicable requirements of each board resolution and the authorization of the Public Utilities Commission of the State of Colorado described above, including but not limited to any applicable limitation on the aggregate amount of debt that the Borrower may have outstanding at any one time.

PUBLIC SERVICE COMPANY OF COLORADO

By

Its

Exhibit F-2

Attachment 1

Terms of Borrowing:

1.	The Business Day of the proposed Borrowing is .

2.	The aggregate amount of the proposed Borrowing is $ .

3.	The proposed Borrowing is to be comprised of $ of Advances to bear interest at the Base Rate and $ of Advances to bear interest at the Eurodollar Rate.

4.	The duration of the Interest Period for Advances that bear interest at the Eurodollar Rate shall be months.

Terms of Letter of Credit:

1.	The proposed date of issuance is .

2.	The stated amount of the Letter of Credit is $ .

3.	The Letter of Credit is to be issued to .

4.	The expiration date of the Letter of Credit is .

Exhibit F-3

SCHEDULE 4.2

CONSENTS

The approvals or authorizations of the following regulatory bodies, depending upon the characterization of the Borrowings under the Agreement, may be required and have each been obtained and are in full force and effect:

          Public Utilities Commission of the State of Colorado

SCHEDULE 4.4

SUBSIDIARIES

PSCO Capital Trust 1 (100%)*
1480 Welton, Inc. (100%)
Green and Clear Lakes Company (100%)
P.S.R. Investments, Inc. (100%)
Various ditch and water companies

*Denotes Restricted Subsidiary

SCHEDULE 4.7

LITIGATION

1.   See disclosure regarding legal proceedings of the Borrower in Note 13 to the Consolidated Financial Statements contained in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC (the “2002 Form 10-K”).

2.   PSCo Fuel Adjustment Clause Proceedings - Certain wholesale power customers of PSCo have filed complaints with the FERC alleging PSCo has been improperly collecting certain fuel and purchased energy costs through the wholesale fuel cost adjustment clause included in their rates. The FERC consolidated these complaints and set them for hearing and settlement judge procedures. In November 2002, the Chief Judge terminated settlement procedures after settlement was not reached. The Complainants’ filed initial testimony in late April 2003 claiming the improper inclusion of fuel and purchased energy costs in the range of $40-50 million related to the 1996 to 2002 period. The Company is currently analyzing the testimony and will file rebuttal testimony in June 2003. The hearings are scheduled for August 2003.

PSCo had an Incentive Cost Adjustment (ICA) for periods prior to calendar 2003, as disclosed in the 2002 Form 10-K. The CPUC is conducting a proceeding to review and approve the incurred and recoverable 2001 costs under the ICA. In April 2003, the CPUC Staff and an intervenor filed testimony recommending disallowance of fuel and purchased energy costs which, if granted, would result in a $30 million reduction in recoverable 2001 ICA costs. The Company is currently analyzing the testimony of the CPUC Staff and the intervenor and will file rebuttal testimony in June 2003. The hearings on this matter are scheduled to commence in July 2003. If CPUC Staff and the intervenor are successful, recommended disallowances would also result in a reduction of the recoverable 2002 ICA costs. A review of the 2002 recoverable ICA costs will be conducted in a future proceeding.

PSCo has recorded its deferred fuel and purchased energy costs based on the expected rate recovery of its costs as filed in the above rate proceedings, without the adjustments proposed by various parties. Pending the outcome of these regulatory proceedings, we cannot at this time determine whether any customer refunds or disallowances of PSCo’s deferred costs will be required.

SCHEDULE 4.8

ENVIRONMENTAL MATTERS

See disclosure regarding environmental contingencies of the Borrower in Note 13 to the Consolidated Financial Statements contained in the 2002 Form 10-K.

SCHEDULE 4.22

COMPLIANCE WITH LAWS

1.        See disclosure regarding legal proceedings of the Borrower in Note 13 to the Consolidated Financial Statements contained in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC (the “2002 Form 10-K”).

2.        PSCo Fuel Adjustment Clause Proceedings - Certain wholesale power customers of PSCo have filed complaints with the FERC alleging PSCo has been improperly collecting certain fuel and purchased energy costs through the wholesale fuel cost adjustment clause included in their rates. The FERC consolidated these complaints and set them for hearing and settlement judge procedures. In November 2002, the Chief Judge terminated settlement procedures after settlement was not reached. The Complainants’ filed initial testimony in late April 2003 claiming the improper inclusion of fuel and purchased energy costs in the range of $40-50 million related to the 1996 to 2002 period. The Company is currently analyzing the testimony and will file rebuttal testimony in June 2003. The hearings are scheduled for August 2003.

PSCo had an Incentive Cost Adjustment (ICA) for periods prior to calendar 2003, as disclosed in the 2002 Form 10-K. The CPUC is conducting a proceeding to review and approve the incurred and recoverable 2001 costs under the ICA. In April 2003, the CPUC Staff and an intervenor filed testimony recommending disallowance of fuel and purchased energy costs which, if granted, would result in a $30 million reduction in recoverable 2001 ICA costs. The Company is currently analyzing the testimony of the CPUC Staff and the intervenor and will file rebuttal testimony in June 2003. The hearings on this matter are scheduled to commence in July 2003. If CPUC Staff and the intervenor are successful, recommended disallowances would also result in a reduction of the recoverable 2002 ICA costs. A review of the 2002 recoverable ICA costs will be conducted in a future proceeding.

PSCo has recorded its deferred fuel and purchased energy costs based on the expected rate recovery of its costs as filed in the above rate proceedings, without the adjustments proposed by various parties. Pending the outcome of these regulatory proceedings, we cannot at this time determine whether any customer refunds or disallowances of PSCo’s deferred costs will be required.

SCHEDULE 6.1

LIENS

None.

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(continued)

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(continued)

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EXHIBITS AND SCHEDULES

Exhibit A	Commitment Amounts and Addresses
Exhibit B	Note
Exhibit C	Compliance Certificate
Exhibit D	Opinion of Borrower’s Counsel
Exhibit E	Assignment Certificate
Exhibit F	Borrowing Certificate

Schedule 4.2	Consents
Schedule 4.4	Subsidiaries
Schedule 4.7	Litigation
Schedule 4.8	Environmental Matters
Schedule 4.22	Compliance with Laws
Schedule 6.1	Liens

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